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                                                                     Exhibit 2.1


                           PURCHASE AND SALE AGREEMENT

                                  by and among


                      COLONY RESORTS LVH ACQUISITIONS, LLC,

                                    as Buyer,

                                LVH CORPORATION,

                                    as Seller

                                       and

                      PARK PLACE ENTERTAINMENT CORPORATION

                                    as Parent


                          Dated as of December 24, 2003

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I. SALE OF PROPERTY....................................................1

   Section 1.1.    Property Described..........................................1
   Section 1.2.    Excluded Property...........................................4
   Section 1.3.    Assumption of Liabilities...................................5
   Section 1.4.    Excluded Liabilities........................................6
   Section 1.5.    Non-Assignable Assets.......................................7
   Section 1.6.    Gaming Chips and Tokens.....................................8

ARTICLE II. PURCHASE PRICE.....................................................8

   Section 2.1.    Purchase Price..............................................8
   Section 2.2.    Payment; Deposit............................................8
   Section 2.3.    Allocation of Value.........................................9
   Section 2.4.    Proration...................................................9
   Section 2.5.    Initial Working Capital Adjustment.........................11
   Section 2.6.    Final Working Capital Adjustment...........................11
   Section 2.7.    Investment of Deposit......................................12
   Section 2.8.    Opening of Escrow..........................................13

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER..............13

   Section 3.1.    Organization...............................................13
   Section 3.2.    Authority..................................................13
   Section 3.3.    No Conflict; Required Consents.............................14
   Section 3.4.    Real Estate................................................14
   Section 3.5.    Contracts..................................................15
   Section 3.6.    Permits....................................................15
   Section 3.7.    Insurance..................................................15
   Section 3.8.    Compliance with Law........................................15
   Section 3.9.    Financial Statements.......................................15
   Section 3.10.   Historical Ownership.......................................16
   Section 3.11.   Sufficiency of Assets......................................16
   Section 3.12.   Labor Matters..............................................16
   Section 3.13.   Employee Benefits..........................................16
   Section 3.14.   Grand Vacations Rights.....................................17
   Section 3.15.   Equity Interests...........................................17
   Section 3.16.   Litigation.................................................17
   Section 3.17.   Intellectual Property......................................17
   Section 3.18.   Environmental Matters......................................17
   Section 3.19.   Parent Agreements..........................................17

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER...........................18

   Section 4.1.    Organization...............................................18
   Section 4.2.    Authority..................................................18

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   Section 4.3.    No Conflict; Required Consents.............................18
   Section 4.4.    Litigation.................................................18
   Section 4.5.    Buyer Ownership............................................19
   Section 4.6.    Purchase "As Is."..........................................19
   Section 4.7.    Waiver of Buyer's Due Diligence Investigation..............21
   Section 4.8.    Financing..................................................22
   Section 4.9.    New Hilton License Agreement...............................22

ARTICLE V. CONDITIONS PRECEDENT TO CLOSING....................................22

   Section 5.1.    Buyer's Conditions.........................................22
   Section 5.2.    Seller's Conditions........................................23

ARTICLE VI. COVENANTS OF THE PARTIES..........................................24

   Section 6.1.    Conduct of the Business....................................24
   Section 6.2.    Access.....................................................27
   Section 6.3.    Use of Accountants.........................................28
   Section 6.4.    No Shop....................................................28
   Section 6.5.    Litigation; Claims.........................................28
   Section 6.6.    No Control.................................................28
   Section 6.7.    Notices of Governmental Action.............................28
   Section 6.8.    Press Releases; Announcements; Communications..............29
   Section 6.9.    Hotel Customer Data Use; Certain Trademarks................29
   Section 6.10.   Cooperation; Consents To Assignment........................30
   Section 6.11.   Hart-Scott-Rodino Filing...................................31
   Section 6.12.   Gaming Approvals...........................................31
   Section 6.13.   Title Policy...............................................31
   Section 6.14.   Collection of Receivables; Payments........................32
   Section 6.15.   Litigation Support.........................................32
   Section 6.16.   Modification of the New Hilton License Agreement...........33
   Section 6.17.   Estoppels..................................................33

ARTICLE VII. RISK OF LOSS.....................................................33

   Section 7.1.    Destruction................................................33
   Section 7.2.    Condemnation...............................................34
   Section 7.3.    Nevada Uniform Vendor And Purchaser Risk Act...............34

ARTICLE VIII. CLOSING MATTERS; CERTAIN COVENANTS..............................34

   Section 8.1.    Closing....................................................34
   Section 8.2.    Closing Deliveries.........................................35
   Section 8.3.    Possession.................................................36
   Section 8.4.    Transfer of Inventory; Customer Front Money................36
   Section 8.5.    Expenses...................................................38
   Section 8.6.    Merger.....................................................38
   Section 8.7.    Insurance Proceeds.........................................38
   Section 8.8.    Further Assurances; Post-Closing Cooperation...............38

ARTICLE IX. TERMINATION.......................................................39

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   Section 9.1.    Termination................................................39
   Section 9.2.    Effect of Termination......................................40
   Section 9.3.    Deposit; Liquidated Damages................................40
   Section 9.4.    Mutually Exclusive Remedies................................41

ARTICLE X. SURVIVAL; INDEMNIFICATION..........................................41

   Section 10.1.   Survival of Representations And Warranties.................41
   Section 10.2.   Seller Indemnification.....................................41
   Section 10.3.   Buyer Indemnification......................................42
   Section 10.4.   Scope of Indemnification...................................43
   Section 10.5.   Indemnification Claims.....................................43
   Section 10.6.   Other Indemnification Matters..............................44

ARTICLE XI. EMPLOYMENT MATTERS................................................44

   Section 11.1.   Transferred Employees......................................44
   Section 11.2.   WARN Act...................................................45
   Section 11.3.   COBRA......................................................46
   Section 11.4.   Collective Bargaining Agreements...........................46
   Section 11.5.   Multiemployer Pension Plans................................48
   Section 11.6.   401(k) Plans...............................................47
   Section 11.7.   No Assumption..............................................47
   Section 11.8.   No Third Party Beneficiaries...............................47

ARTICLE XII. MISCELLANEOUS....................................................48

   Section 12.1.   Brokerage Fees.............................................48
   Section 12.2.   Notices....................................................48
   Section 12.3.   Waiver of Jury Trial.......................................49
   Section 12.4.   Service of Process; Consent To Jurisdiction................50
   Section 12.5.   Governing Law..............................................50
   Section 12.6.   Specific Performance.......................................50
   Section 12.7.   Binding Effect; Assignment.................................50
   Section 12.8.   Severability...............................................51
   Section 12.9.   Entire Agreement; Amendment................................51
   Section 12.10   Attorneys' Fees For Disputes...............................51
   Section 12.11   Time of Essence............................................51
   Section 12.12.  Interpretation.............................................51
   Section 12.13.  Recordation................................................52
   Section 12.14.  Counterparts...............................................52
   Section 12.15.  Waiver of Condition........................................52

ARTICLE XIII. DEFINITIONS.....................................................52

   Section 13.1.   Defined Terms..............................................52
   Section 13.2.   Terms and Usage Generally in this Agreement................62

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                         LIST OF SCHEDULES AND EXHIBITS

Disclosure Schedules
--------------------

Schedule 1.1(a)        -    Description of Real Property
Schedule 1.1(c)        -    Intellectual Property Rights
Schedule 1.1(g)        -    Computer Hardware and Software
Schedule 1.1(j)        -    Contracts
Schedule 1.1(m)        -    Vehicles
Schedule 1.2(b)        -    Assets of Seller's Affiliates
Schedule 1.2(i)        -    Excluded Property
Schedule 3.4(a)(i)     -    Permitted Title Exceptions
Schedule 3.4(a)(ii)    -    Permitted Liens
Schedule 3.4(b)        -    Real Estate
Schedule 3.4(d)        -    Real Property Leases
Schedule 3.8           -    Compliance with Law
Schedule 3.11          -    Parent Assets
Schedule 3.12          -    Labor Matters
Schedule 3.13(a)       -    Employee Benefit Plans
Schedule 3.13(b)       -    Multiemployer Pension Plans
Schedule 3.14          -    Grand Vacation Rights
Schedule 6.1           -    Conduct of the Business
Schedule 6.9(b)        -    Trademarks and Tradenames

Exhibits
--------

Exhibit A   -   Reference Balance Sheet
Exhibit B   -   Deposit of Escrow Agreement
Exhibit C   -   Form of Grant, Bargain, Sale Deed
Exhibit D   -   Form of Assignment and Assumption Agreement
Exhibit E   -   Form of Bill of Sale
Exhibit F   -   Heads of Agreement

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                           PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of December 24, 2003 (the "Execution Date"), by and among Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company ("Buyer"), LVH Corporation, a Nevada corporation ("Seller") and Park Place Entertainment Corporation, a Delaware corporation ("Parent"). Capitalized terms used herein and not otherwise defined have the meanings set forth in Article XIII.

                              W I T N E S S E T H:

     WHEREAS, Seller, a wholly owned subsidiary of Parent, owns the Las Vegas Hilton hotel and casino at 3000 Paradise Road, Las Vegas, Nevada (the "Hotel") and operates the Business at such location; and

     WHEREAS, Seller has agreed to sell, and Buyer has agreed to purchase, the Property, on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I.

                                SALE OF PROPERTY

     Section 1.1. Property Described. Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in the following assets, other than the Excluded Property (collectively, the "Property"):

               (a) fee simple title to all of the real property legally described on Schedule 1.1(a) of the Disclosure Schedule (the "Land"), together with all buildings, structures, fixtures, and improvements located thereon, and all rights appurtenant thereto, including, without limitation, any and all easements relating thereto, water rights, if any, and all of Seller's right, title and interest, if any, in and to minerals, oil, gas and other hydrocarbon substances on or under the Land (collectively, the "Premises");

               (b) all furniture, furnishings, fixtures, equipment, appliances, tools, motor vehicles, parts, machinery, supplies, signs and signage, Inventory (including Inventory held at any location controlled by Seller or Parent and any Inventory previously purchased and in transit to Seller), and all other tangible personal property used in the operation and maintenance of the Business including, without limitation, (i) subject to Buyer's or Seller's prior receipt, as applicable, of all Gaming Approvals required for the same, any and all tangible "gaming devices" (as defined in NRS Section 463,0155), gaming device parts, inventory and other related gaming equipment and supplies used in connection with the operation of the casino included in the Business, including, without limitation, slot machines, gaming tables, cards, dice and tangible "associated equipment" (as defined in NRS Section 463,0136), and (ii) all food and beverage service equipment, cleaning service equipment and laundry and dry cleaning equipment, but excluding,

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however, property owned by guests, employees or other Persons furnishing goods or services to the Business used or held for use by Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (collectively, the "Personal Property");

               (c) the trademarks, tradenames, copyrights and domain names used in connection with the operation of the Premises set forth in Schedule 1.1(c) of the Disclosure Schedule, and related applications and registrations, if any, and all goodwill related to or associated with any of the foregoing (collectively, the "Intellectual Property Rights");

               (d) any lawfully transferable final working drawings, plans and specifications, as built plans, change orders, and other documents and papers related thereto for improvements located on the Land that are in the possession or control of, and are owned by, Seller;

               (e) Subject to Section 1.5, all business and financial books, records, files, data, lists and documents relating to the Hotel, Land, Business or Property that are used or held for use in the operation of the Business, of which Seller shall be entitled to retain copies, but excluding the Customer Information, except as licensed in Section 6.9(a), and excluding any such books, records, files, data and documents that also relate to any business of Park Place or its Affiliates other than the Business (in which case copies thereof, to the extent they relate to the Business, shall be provided), and subject to any restrictions imposed by applicable Law on the transfer of employee files;

               (f) subject to Section 1.5, all manufacturers' and other warranties applicable to the Property (the "Warranties");

               (g) subject to Section 1.5, all computer hardware or software used or usable in connection with the Business as listed on Schedule 1.1(g) of the Disclosure Schedule (it being agreed and understood that the Connection Card is not being transferred);

               (h) subject to Section 1.5, any rights relating to usage of the Las Vegas Country Club, including without limitation, tee times;

               (i) all receivables arising from the operation of the Business existing at or arising after the Closing Time as illustrated on the Reference Balance Sheet, subject to Buyer's receipt of all Gaming Approvals required for the same, including all Gaming Receivables;

               (j) subject to Section 1.5, the Contracts, including without limitation, Seller's right to receive payments for products sold or services rendered pursuant to, and to receive goods and services pursuant to, such agreements and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Contracts;

               (k) subject to Section 1.6, all of Seller's gaming chips and tokens with respect to the Business (including all (i) slot machine tokens not currently in circulation, and (ii) "reserve" chips, if any, not currently in circulation) (collectively, "Seller's Chips and Tokens");

               (l) to the extent transferable, all Permits or applications therefore utilized in the operation of the Business as presently conducted;

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               (m)  all motor vehicles owned or, subject to Section 1.1, leased by Seller and used or held for use in the conduct of the Business as listed in
Schedule 1.1(m) of the Disclosure Schedule (the "Vehicles");

               (n) all cash of the Business, including cash on hand, cash in Seller's bank accounts, cash in the gaming devices, gaming tables, cage, count rooms, drop boxes and change banks located at the Hotel, and cash in the registration, retail, restaurant and other non-gaming areas of the Hotel (in each case, only to the extent owned by Seller), except that Customer Front Money shall be treated in accordance with Section 8.4(d) (collectively, "Cash"), which Cash shall include cash in an amount not less than nine million dollars ($9,000,000);

               (o) all cash or cash-equivalent deposits for advance reservations, bookings, room and banquet deposits applicable to any period following the Closing (other than any such deposits which have been irrevocably forfeited by the depositing party as of the Closing Time and regarding which Seller is no longer obligated to provide any goods or services whatsoever), and originals of casino credit files with respect to the casino operations, and any telephone numbers used exclusively in connection with the Business (the "Advance Reservations and Deposits");

               (p) all prepaid expenses relating to the Business of the type designated on the Reference Balance Sheet as being transferred to Buyer and reflected on the Pre-Closing Balance Sheet and the Closing Balance Sheet ("Prepaid Expenses");

               (q) all maintenance and housekeeping supplies and inventory of the Business, including, without limitation, soap, toiletries, cleaning materials and matches, stationery, pencils and other supplies of all kinds, whether used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Business, which are owned by Seller and on hand at the Closing Time, excluding, however, all items of property owned by guests, employees, or other persons furnishing goods or services to the Hotel ("Consumables");

               (r) all china, glassware, linens, silverware and uniforms used in the Business, whether in use or held in reserve storage for future use in connection with the operations of the Business, which are on hand at the Closing Time ("Operating Equipment");

               (s) subject to Sections 7.1 and 7.2, if, prior to the Closing, any Property is destroyed, damaged or taken in condemnation, the insurance proceeds or condemnation award, or any transferable or assignable claim for insurance proceeds or condemnation award with respect thereto (collectively, "Insurance Proceeds");

               (t) claims, deposits, prepayments, prepaid assets, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of Seller relating to the Business or the Property as of the Closing Date, including any such rights of Seller under any property, casualty, workers' compensation or other Insurance Policy;

               (u) all assets to which Buyer is entitled under the proration provisions of Section 2.4;

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               (v)  any other asset not set forth above of the type designated to be transferred to Buyer on the Reference Balance Sheet; and

               (w) any other tangible or intangible assets (other than any such intangible assets which are referred to in Section 6.9 hereof) of Seller primarily related to the Business or the Property and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by, or of value to, the Business (it being agreed and understood that on or prior to the Closing Date, Affiliates of Seller shall (i) transfer to the Business all retail inventory not owned by Seller that is attributable to retail stores on the Premises and that are owned by Seller and (ii) cause the termination of all leases between Seller and its Affiliates with respect to the gaming devices operated at the Premises subject to such leases so that such gaming devices are owned by Seller as of the Closing Time and included in the Property transferred hereunder.

The Property shall be conveyed to Buyer free and clear of all liabilities, obligations, and Liens other than (i) Permitted Liens, (ii) the Assumed Liabilities and (iii) the Permitted Title Exceptions.

     Section 1.2. Excluded Property. The Property does not include, and Seller shall retain all right, title and interest in and to, the following assets (collectively, the "Excluded Property"):

               (a) (i) all items of the type designated to be retained by Seller on the Reference Balance Sheet and (ii) all assets and properties of Seller not used in connection with the Business or Premises;

               (b) (i) all assets owned by Affiliates of Seller (including Parent and Parball) used in connection with the Business or Premises and set forth on Schedule 1.2(b) of the Disclosure Schedule and (ii) all assets owned by Affiliates of Seller (including Parent and Parball) not used primarily in connection with the Business;

               (c) the Hilton Intangible Property and all tangible property that contains Hilton Intangible Property (except to the extent the transfer of such tangible property is permitted by a New Hilton License Agreement);

               (d) (i) the corporate charter, minute and stock books and records, corporate seals, Tax Returns (including supporting schedules) of Seller (copies of which have been provided to Buyer) or any of its Affiliates, and (ii) all refunds, credits, claims and entitlements of Seller or any of its Affiliates with respect to Taxes that constitute Excluded Liabilities or that are otherwise borne by Seller under the proration provisions of Section 2.4;

               (e) except as otherwise provided in Article VII, all insurance policies relating to the Business or the Property and all rights and claims thereunder, including refund and reimbursement claims, other than rights under such insurance policies with respect to any Assumed Liability or any casualty affecting any of the Property;

               (f) all rights of indemnification, claims and causes of action which relate to the conduct of the Business or the Contracts prior to the Closing Date, including those arising by

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operation of Law or in equity or otherwise, other than warranty claims arising under any Warranties;

               (g) any Property other than the Premises which is sold or otherwise disposed of in the ordinary course of business during the Pre-Closing Period in accordance with the terms of this Agreement;

               (h) subject to Section 1.5, any Contract which Seller is unable to assign to Buyer due to its inability to obtain any required third party consent to assignment;

               (i) any item of Property specified on Schedule 1.2(i) of the Disclosure Schedule;

               (j)  the Monorail Notes;

               (k)  all aircraft and interests in aircraft of Seller;

               (l) all assets to which Seller is entitled under the proration provisions of Section 2.4;

               (m) all indebtedness or accounts payable owing from any Affiliates of Seller to Seller unless reflected on the Reference Balance Sheet as a type of liability being assumed by Buyer; and

               (n)  any other item not included in Section 1.1.

     Section 1.3. Assumption of Liabilities. As of the Closing Date, Buyer will assume and be solely responsible and liable for all Assumed Liabilities. "Assumed Liabilities" are:

               (a) all liabilities of the type designated on the Reference Balance Sheet as being assumed by Buyer (including room reservations and advance bookings at the Hotel as of the Closing Date) and reflected on the Pre-Closing Balance Sheet and the Closing Balance Sheet;

               (b) all the obligations and liabilities of Seller under the Contracts which were not performed, and were not required to have been performed, prior to the Closing Date, excluding any obligation or liability resulting from any breach thereof by Seller on or prior to the Closing Date;

               (c) except as otherwise provided in Article XI, all obligations and liabilities relating to Transferred Employees arising on or after the Closing Date, and all obligations and liabilities relating to (i) any severance which is or may become payable (x) to a Business Employee pursuant to the employment agreements set forth under the heading "Employment Agreements" on
Schedule 1.1(j) of the Disclosure Schedules, provided, however, that in no event shall such severance exceed One Million Seven Hundred Thousand Dollars ($1,700,000) in the aggregate or (y) to any Nonrepresented Employee that is not a party to an employment agreement with Seller, provided, however, that in no event shall such severance exceed Nine Million Five Hundred Thousand Dollars ($9,500,000) in the aggregate and (ii) to the extent referenced as being transferred to Buyer on the Reference Balance Sheet and in the amounts

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reflected on the Pre-Closing Balance Sheet and the Closing Balance Sheet, as the
case may be, any vacation pay, pay in lieu of notice or leave of absence pay, which is or may become payable to any Retained Employee under any employment or severance agreement with Seller or under any plan, policy or arrangement maintained by Seller as of the Closing Date;

               (d) all liabilities, including for all claims, pending or threatened litigation, acts, omissions, events or occurrences, relating to the Hotel, the Property or the Business, which occur on or after the Closing Date (other than liability for acts or omissions of Seller);

               (e) all liabilities for Taxes imposed on Buyer or its Affiliates and all liabilities for Taxes of any nature relating to the Property or the Business in respect of any period (or portion thereof) commencing on or after the Closing Date;

               (f) all liabilities and obligations with respect to (i) Seller's Chips and Tokens and (ii) any chips or tokens of the Business in circulation (collectively, "Circulating Chips and Tokens");

               (g) all liabilities and obligations with respect to Customer Front Money, including those specified in Section 8.4(d);

               (h)  all liabilities of Buyer under the proration provisions of
Section 2.4;

               (i) any liability or obligation under any Environmental Law relating to, arising from or caused by any act or omission of Buyer occurring on or after the Closing Date and any liabilities or obligations in respect of the matters described in Section 1.4(g) hereof (x) with respect to any claim brought following the expiration of the time period referred in clause (i) thereof and/or (y) from and after such time as the aggregate liability with respect thereto has exceeded the amount specified in clause (ii) thereof;

               (j) all liabilities and obligations in respect of Transfer Taxes for which Buyer is liable pursuant to Section 8.5; and

               (k) to the extent lawfully transferable, all obligations, commitments and liabilities under any Permits that occur or accrue in whole or in part on or after the Closing Date.

     Section 1.4. Excluded Liabilities. Other than the Assumed Liabilities, Buyer is not, and shall not be deemed to be, assuming or taking subject to any obligations or liabilities of Seller or Parent, or any of their respective Affiliates, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, including without limitation, (collectively, the "Excluded Liabilities"):

               (a) all indebtedness or accounts payable owing from Seller to any of its Affiliates;

               (b) all liabilities of the type designated on the Reference Balance Sheet as being retained by Seller;

               (c)  the Excluded Tax Liabilities;

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               (d)  liabilities arising as a result of an acceleration of
Seller's obligation or a right to accelerate the Seller's obligations under any Contract due to a breach or default by Seller prior to the Closing Date, to the extent that reserves for such liabilities are not provided for in the Reference Balance Sheet and the Closing Balance Sheet;

               (e) actions, claims or proceedings pending or overtly threatened against Seller or any of its Affiliates by a third party prior to the Closing Date;

               (f) except as otherwise provided in Section 1.3 or Article XI hereof, all liabilities (other than current liabilities of the type designated on the Reference Balance Sheet as being assumed by Buyer and reflected on the Pre-Closing Balance Sheet and the Closing Balance Sheet) relating to Retained Employees and all liabilities resulting from acts or omissions of Seller (other than current liabilities of the type designated on the Reference Balance Sheet as being assumed by Buyer and reflected on the Pre-Closing Balance Sheet and the Closing Balance Sheet) arising before the Closing Date relating to Transferred Employees;

               (g) any liability or obligation under any Environmental Law relating to, arising from, or caused by any act, omission or circumstance that occurred or first began to occur prior to the Closing Date, including, without limitation, any liability or obligation relating to contamination or exposure to Hazardous Materials at or attributable to the Property, the Business, the Seller or its Affiliates or any of their respective predecessor; provided, however, that (i) any claim with respect thereto shall have been brought within twelve
(12) months following the Closing Date and (ii) the aggregate amount of liability of Seller with respect thereto shall not exceed ten million dollars ($10,000,000);

               (h) any liability or obligation relating to any severance which is or may become payable to any Nonrepresented Employee that is not party to an employment agreement with Seller in excess of $9,500,000 in the aggregate; and

               (i) any liability or obligation not specifically assumed by Buyer hereunder.

     Section 1.5. Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any Contracts or the transfer of any other Property requires the consent of any other party thereto (other than any of Seller's Affiliates), or shall be subject to any option by any other Person by virtue of a request for permission to assign or transfer, or by reason or pursuant to any transfer to Buyer, this Agreement shall not constitute an agreement to assign any such Contracts or other Property or any claim or right or any benefit arising thereunder or resulting therefrom if any such attempted assignment would constitute a default thereof or in any way adversely affect the rights of Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder, then Seller shall cooperate with Buyer in any reasonable arrangement designed to provide to Buyer the benefits under such Contracts or other Property, including without limitation, enforcement for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided that such cooperation by Seller (i) shall be at Buyer's cost and expense and (ii) shall not cause Seller to violate any terms of such Contract; provided, further, that Buyer shall assume all of the liabilities of Seller under such Contracts to which Buyer receives the

                                        7

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benefits thereof. Without limiting the generality of Section 8.8, during the
Pre-Closing Period and at all times following Closing, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Seller and such other parties in doing, all things necessary, proper or advisable to obtain all such necessary consents, approvals or waivers from such other parties to the Contracts as expeditiously as practicable.

     Section 1.6. Gaming Chips and Tokens. The parties will comply with Nevada Gaming Commission Regulation 12.070 with respect to chips and tokens. Further, and without limiting the generality of the foregoing, in the event that Buyer does not enter into a New Hilton License Agreement prior to Closing, then, Buyer shall not use Seller's Chips and Tokens and shall not reissue or reuse Circulating Chips and Tokens following Buyer's redemption thereof and upon such redemption Buyer shall destroy the Chips and Tokens consistent with Nevada Gaming Commission Regulations.

                                   ARTICLE II.

                                 PURCHASE PRICE

     Section 2.1. Purchase Price. In consideration for the sale of the Property, at the Closing Buyer shall (i) assume the Assumed Liabilities and
(ii) subject to the following sentence, pay to Seller a purchase price equal to the sum of (A) Two Hundred Eighty Million Dollars ($280,000,000), PLUS OR MINUS
(B) the adjustment for Proration Items provided for in Section 2.4, if any, PLUS OR MINUS (C) the Working Capital Adjustment, if any, provided for in Sections
2.5 and 2.6 (collectively, the "Purchase Price"). At Closing, in lieu of the final Seller Proration Amount and the final full Working Capital Adjustment, the Purchase Price shall be calculated using the Initial Seller Proration Amount as determined in accordance with Section 2.4 and the Initial Working Capital Adjustment as determined in accordance with Section 2.5, with subsequent final adjustments as provided for in Sections 2.4(e) and 2.6(c).

     Section 2.2. Payment; Deposit. The Purchase Price shall be paid as follows:

               (a) Contemporaneous with its execution of this Agreement, Buyer shall deposit with the Escrow Agent by wire transfer of immediately available funds in the amount of Fifteen Million Dollars ($15,000,000) (such amount, including any additional amounts Buyer deposits with the Escrow Agent pursuant to Section 8.1, the "Deposit") to be held in Escrow pending the Closing in accordance with the terms of an escrow agreement, a copy of which is appended hereto as Exhibit B (the "Deposit Escrow Agreement"). The Deposit shall be nonrefundable, except as otherwise specifically provided in Section 9.3(a).

               (b) At Closing, the Deposit (but not any income thereon, which income shall be returned to Buyer) shall be credited against the Purchase Price, and all of the Purchase Price shall be paid to Seller by the Escrow Agent or Buyer, as applicable, by wire transfer of immediately available funds to such account or accounts as Seller designates in writing prior to Closing.

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               (c)  After Closing, Buyer and Seller shall make the final
adjustment payments, if any, required by Sections 2.4(e) and 2.6(c) and in accordance with the time limits provided by such Sections.

     Section 2.3.   Allocation of Value.

               (a) Buyer and Seller shall endeavor in good faith to agree upon a schedule (the "Allocation Schedule") prior to or on the Closing Date allocating the Purchase Price (including, for the purpose of this Section 2.3, any other consideration paid to Seller, including the Assumed Liabilities) among the Property, which Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and NRS 375.060. If Buyer and Seller have not agreed on the Allocation Schedule by the Closing Date, Buyer and Seller shall endeavor in good faith to resolve such disagreement as promptly as practicable following the Closing Date. If Buyer and Seller are unable to resolve such disagreement within fifteen (15) days following the Closing Date, then any disputed matter(s) will be finally and conclusively resolved by the Auditor as promptly as practicable, and such resolution(s) will be reflected on the Allocation Schedule. The fees and expenses of the Auditor shall be borne equally by Buyer and Seller.

               (b) Each of Buyer and Seller agree to (i) be bound by the Allocation Schedule, (ii) act in accordance with the Allocation Schedule in the preparation of all financial statements and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation Schedule for income Tax purposes, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, (iv) provide each other promptly with any information required to complete Form 8594 and (v) notify and provide each other with reasonable assistance in the event of an examination, audit or other proceeding regarding the Allocation Schedule. Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each of Buyer and Seller shall deliver to the other a copy of its Form 8594.

     Section 2.4.   Proration.

               (a)  Real property Taxes, personal property Taxes, room
Taxes, sales Taxes, and entertainment Taxes and any other Taxes that are levied on the Property or the Business (other than Taxes addressed by Section 1.3(e) and Transfer Taxes addressed by Section 8.5) (collectively, the "Tax Proration Items"), payments on the Contracts, payments for licenses included in the Property, payments for room reservations and advance bookings, and payments for rents and any other receipts attributable to space leases (collectively, the "Non-Tax Proration Items" and together with the Tax Proration Items, the "Proration Items") shall be prorated as of the Closing Time, except (i) as set forth below and (ii) to the extent any such items are included in the Reference Working Capital and the Closing Date Reference Working Capital.

               (b)  For purposes of determining the proration of Tax
Proration Items for any Tax period that includes (but does not end on) the Closing Time, (i) in the case of Taxes based upon or related to income or receipts, the portion prorated to Seller shall be deemed to be equal to the amount which would be payable if the applicable Tax period ended on the Closing Time and (ii) in the case of any Taxes other than Taxes based upon or related to income or receipts, the portion prorated to Seller shall be deemed to be the amount of such Tax for the entire applicable Tax period multiplied by a fraction the numerator of which is the number of days in the portion of such applicable Tax period ending on the Closing Time and the denominator of which is the total number of days in the applicable Tax period.

               (c) In lieu of prorating power, gas, water and other utility fees and charges (other than telephone), the appropriate utilities shall be informed to take meter readings as close as practicable to the Closing Time and to bill Buyer for service both prior to such readings and thereafter to the extent that, in respect of periods prior to the Closing Time, such fees and charges are included as current liabilities in the Reference Working Capital and the Closing Date Reference Working Capital. Such readings may occur before, on or after the Closing Time. The telephone company shall be informed to cancel Seller's service as of the Closing Time and to transfer service and the telephone numbers of the Business (excluding any general Parent or Hilton Hotels reservation or information telephone number) to Buyer; provided, however, that Seller shall be responsible for all telephone charges and fees relating to periods prior to the Closing Time unless such amounts are included as current liabilities in the Reference Working Capital and the Closing Date Reference Working Capital. The next regular billing of the telephone company after the Closing Date will be sent to Buyer. To the extent not otherwise provided on the Reference Balance Sheet or indicated on the Pre-Closing Balance Sheet and the Closing Balance Sheet, Seller shall be entitled to the return of, or a credit for, any deposits related to any Proration Item.

               (d) Seller shall be liable for or entitled to, as the case may be, the portion of the Proration Items being prorated hereunder that are attributable to the period prior to the Closing Time (in the aggregate, the "Seller Proration Amount") and Buyer shall be liable for or entitled to, as the case may be, the portion of the Proration Items being prorated hereunder that are attributable to the period from and after the Closing Time (in the aggregate, the "Buyer Proration Amount"). Prior to the Closing, Seller shall prepare and present to Buyer a good faith estimate or actual determination, as of the Closing Time, with respect to the Seller Proration Amount (the "Initial Seller Proration Amount"). To the extent that the Initial Seller Proration Amount constitutes an amount payable by Seller, the Purchase Price shall be reduced by such amount (and Buyer shall be responsible for all Proration Items which are payables and shall be entitled to all Proration Items which are receivables). To the extent that the Initial Seller Proration Amount constitutes an amount receivable by Seller, the Purchase Price shall be increased by such amount (and Buyer shall be responsible for all Proration Items which are payables and shall be entitled to all Proration Items which are receivables).

               (e) As promptly as practicable following Closing, the parties shall prepare and agree on the final calculation of the amount of, and Seller's and Buyer's share of, each Proration Item in respect of which estimates were used at Closing in calculation the Initial Seller Proration Amount, with payment to be made by the appropriate party in respect of any final adjustments promptly following computation thereof. In the event of a dispute between the parties as to the final calculation of the amount of, or Seller's or Buyer's share of, any Proration Item (or adjustment in respect thereof), the parties shall resolve such dispute in a manner consistent with the dispute resolution mechanism provided for with respect to the Working Capital Adjustment in Section 2.6(b) hereof.

     Section 2.5.   Initial Working Capital Adjustment.

               (a)  At Closing, in lieu of the Final Working Capital
Adjustment, the Purchase Price shall be calculated using an Initial Working Capital Adjustment based on the Pre-Closing Balance Sheet (containing reasonable supporting detail), which shall be prepared by Seller and presented by Seller to Buyer at least five (5) Business Days prior to the Closing Date. The Pre-Closing Balance Sheet shall be prepared on basis consistent with the Closing Balance Sheet as set forth in Section 2.6 and shall reflect the other items sets forth in the second and third sentences of Section 2.6(a). The "Initial Working Capital Adjustment" (which may be a positive or negative number) shall equal (a) the Reference Working Capital shown on the Pre-Closing Balance Sheet (the "Pre-Closing Reference Working Capital") MINUS (b) the Target Reference Working Capital.

               (b)  In the event (i) the Initial Working Capital
Adjustment is a positive number and (ii) there is Cash in excess of the amount required by Section 1.1(n) (the "Excess Cash"), Buyer may request that Seller pay a dividend to Parent equal to the lesser of the Excess Cash and an amount necessary to cause the Initial Working Capital Adjustment to equal zero. Buyer shall make this request by providing written notice to Seller not less than two
(2) Business Days prior to the Closing Date. In the event Buyer makes such a request under this Section 2.5(b) and Seller consents in writing thereto (which consent shall not be unreasonably withheld), Seller shall pay such dividend and the Initial Working Capital Adjustment for purposes of Section 2.1 shall give effect to any such dividend paid by Seller to Parent.

     Section 2.6.   Final Working Capital Adjustment.

               (a) As soon as reasonably practicable following the Closing Date, but in no event more than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller: (i) the Closing Balance Sheet; and (ii) a calculation of Closing Date Reference Working Capital, which shall equal the Reference Working Capital shown on the Closing Balance Sheet ("Closing Date Reference Working Capital"). The Closing Balance Sheet shall: (i) be prepared on a basis consistent with the Reference Balance Sheet and the Pre-Closing Balance Sheet; (ii) reflect accounting entries determined in accordance with GAAP; (iii) not reflect any Excluded Property or any liabilities other than Assumed Liabilities; and (iv) exclude all Proration Items (so as to avoid any double-counting thereof) and the expenses separately allocated under Sections 8.5 and 12.1. Notwithstanding any provision of this Agreement to the contrary, the following conventions shall apply to the preparation of the Closing Balance Sheet and the determination of Closing Date Reference Working
Capital: (A) Buyer shall provide reasonable advance notice to Seller of any cash counts and physical inventories that will be taken for preparation of the Closing Balance Sheet and a representative of Seller may be present to observe such cash counts and physical inventories if it so elects; and (B) accounts receivable shall not be individually valued, but rather will be valued solely by reference to the aging/reserve policy set forth on the Reference Balance Sheet. Seller and Buyer each shall bear its own expenses in the preparation and review of the Closing Balance Sheet. Subject to applicable Law, Seller will provide Buyer reasonable access to any of Seller's records not otherwise available to

Buyer as a result of the transactions contemplated by this Agreement, to the extent reasonably related to Buyer's preparation of the Closing Balance Sheet and the calculation of Closing Date Reference Working Capital.

               (b) If Seller shall disagree with the calculation of Closing Date Reference Working Capital or any element of the Closing Balance Sheet relevant thereto, it shall, within ten (10) Business Days after its receipt of the Closing Balance Sheet, notify Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement. In connection therewith and subject to applicable Law, Buyer will provide Seller reasonable access to any of Buyer's and the Business' records not otherwise available to Seller as a result of the transactions contemplated by this Agreement, to the extent reasonably related to Seller's review of the Closing Balance Sheet and the calculation of Closing Date Reference Working Capital. In the event that Seller does not provide such notice of disagreement within such ten (10) Business Day period, Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Date Reference Working Capital delivered by Buyer, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Seller under any provision hereof, including Article X. In the event any such notice of disagreement is timely provided, Buyer and Seller, in conjunction with their respective independent accounting firms, shall use reasonable best efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Reference Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting firm of recognized national standing with no existing relationship with either party that is mutually selected by Buyer and Seller (the "Auditor") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the Closing Balance Sheet was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) Closing Date Reference Working Capital requires adjustment. The Auditor shall promptly deliver to Buyer and Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Seller or Buyer or (ii) between the positions of Seller and Buyer. The fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by Seller. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, including Article X. The date on which Closing Date Reference Working Capital is finally determined in accordance with this Section
2.6 is hereinafter referred to as the "Determination Date."

               (c)  Within ten (10) Business Days of the Determination
Date, the amount (which may be a positive or negative number) equal to (i) the Closing Date Reference Working Capital MINUS (ii) the Pre-Closing Reference Working Capital (the "Final Working Capital Adjustment") shall be paid in cash by wire transfer of immediately available funds from Buyer to Seller (if a positive amount), and from Seller to Buyer (if a negative amount).

     Section 2.7. Investment of Deposit. The Deposit shall be held by Escrow Agent in an interest-bearing account and/or, if the parties so instruct in writing, used to purchase (a) direct obligations of the United States of America or any agency thereof, (b) certificates of deposit issued by Bank of America, N.A. or Wells Fargo Bank, N.A., or (c) commercial paper given the highest rating by a nationally recognized credit rating agency; provided, however, that the Deposit will not be invested in any manner which would result in any portion of the Deposit and any income thereon not being immediately available for release to Seller at Closing or earlier release pursuant to Section 9.3.

     Section 2.8. Opening of Escrow. Concurrently with the execution hereof, Buyer and Seller shall open an Escrow with the Escrow Agent by delivery of a fully executed copy of this Agreement and the Deposit Escrow Agreement to the Escrow Agent and by Buyer's delivery to an account designated in writing by the Escrow Agent of the Deposit. This Agreement and the Deposit Escrow Agreement shall constitute joint escrow instructions to the Escrow Agent. In addition, Seller and Buyer agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent or the parties hereto in order to consummate the purchase and sale contemplated herein, or otherwise to distribute and pay the funds held in Escrow as provided in this Agreement and the Deposit Escrow Agreement; provided that such escrow instructions are consistent with the terms of this Agreement and the Deposit Escrow Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, or any inconsistency between the terms and provisions of the Deposit Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.8. Seller and Buyer hereby designate the Escrow Agent as the "Reporting Person" for this transaction pursuant to Section 6045(e) of the Code.

                                  ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

     Except as specifically set forth in the Disclosure Schedule, each of Parent and Seller, jointly and severally, represents and warrants for the benefit and reliance of Buyer as follows:

     Section 3.1. Organization. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to enter into, deliver and carry out its obligations under this Agreement. Each of Parent and Seller has the requisite corporate power and authority to carry on its business as currently conducted by it and to own, operate or lease its properties currently owned, operated or leased by it. Seller is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership of the Property requires such qualification, except where such failure would not have a Material Adverse Effect.

     Section 3.2. Authority. The execution, delivery, and performance of this Agreement and the other agreements and instruments contemplated hereby by the persons executing the same on behalf of Parent and Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized, and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of each of Parent and Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

     Section 3.3.   No Conflict; Required Consents.

               (a) Other than approvals required under the HSR Act and Gaming Laws, no consent, license, permit, order, approval or authorization of any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by each of Parent and Seller, except where the failure to obtain any such consents, licenses, permits, orders, approvals or authorizations would not, individually or in the aggregate, have a Material Adverse Effect.

               (b) Subject to receipt of the approvals described in Section 3.3(a) and any consents required to assign Contracts, the execution, delivery or performance of this Agreement, does not and will not, directly or indirectly,
(i) violate, contravene or conflict with any provision of Parent's or Seller's articles of incorporation or by-laws, (ii) violate any provision of Law applicable to Parent, Seller, the Property or the Business, or (iii) conflict with or result in the breach or termination of, or constitute a default under or pursuant to, any indenture, contract, agreement, mortgage, deed of trust, permit or other instrument, or any judgment, order, injunction, decree or ruling of any Governmental Authority, except, with respect to clauses (ii) and (iii), for any such violations, conflicts, breaches, terminations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.4.   Real Estate.

               (a) Seller holds fee simple title to the Land, subject only to the Permitted Liens and the Permitted Title Exceptions.

               (b) To Seller's Knowledge, except as set forth on Schedule 3.4(b) of the Disclosure Schedule, the present use and operation of the Premises is authorized under existing environmental, zoning, flood control and other land use regulations applicable to the Land, and, except with respect to the Monorail, there is no present plan, study or effort by any Governmental Authority or any private party or entity which would affect the continued authorization of the present use and operation of the Premises, except, in each case, as would not, in the aggregate, have a Material Adverse Effect.

               (c) Seller has received no written or, to Seller's Knowledge, other notice from any Governmental Authority, any insurance company or any board of fire underwriters, or other body exercising similar functions with respect to the need for any material repairs to, or material replacements of, any improvements to the Premises.

               (d) Schedule 3.4(d) of the Disclosure Schedule lists all of the real property leases included in the Property (the "Real Property Leases") in effect as of the date hereof. Seller has provided true and complete copies of all of the Real Property Leases to Buyer or its agents.

               (e) Each Real Property Lease is a legal, valid and binding agreement of Seller and, to Seller's Knowledge, of each other Person that is a party thereto, enforceable in accordance with its terms. Seller has not received written notice of any default by any other Person that is a party to any Real Property Lease. As of the date hereof, each Real Property Lease (i) is in full force and effect, (ii) has not been amended or modified and (iii) has not been assigned in any manner.

               (f) As of the date hereof, Seller has not received written notice of any special Tax assessment relating to the Premises or any portion thereof and, to Seller's Knowledge, there is no pending or threatened special assessment related to the Premises.

     Section 3.5. Contracts. With respect to the Contracts, to Seller's Knowledge, there are no breaches or defaults by Seller in connection therewith which, individually or in the aggregate, would have a Material Adverse Effect.

     Section 3.6. Permits. To Seller's Knowledge, it holds all material Permits necessary to operate the Business as it is being operated as of the date hereof.

     Section 3.7. Insurance. Seller has not received any written notice from any insurance carrier which has issued a policy of insurance with respect to the Property or the Business of any cancellation of an insurance policy prior to the date hereof or any defects or deficiencies or requesting the performance of any repairs, alterations or other work with respect to the Property or the Business which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The insurance policies maintained by Seller or its Affiliates in respect of the Business and the Property insure against risks and liabilities customary in the industry.

     Section 3.8. Compliance with Law. Except as set forth on Schedule 3.8 of the Disclosure Schedule, neither Parent nor Seller has received written, or to Seller's Knowledge, other notice of any violation of any Law applicable to the Business which would have a Material Adverse Effect, and no Governmental Authority has commenced or, to Seller's Knowledge, is contemplating any investigation the outcome of which would have a Material Adverse Effect. To Seller's Knowledge, except as set forth on Schedule 3.8 of the Disclosure Schedule, there exist no violation of any Laws applicable to the Hotel or Business which would have a Material Adverse Effect.

     Section 3.9. Financial Statements. Seller has heretofore furnished Buyer with true, correct and complete copies of the following financial statements of
Seller: (i) unaudited balance sheets as of December 31, 2000, December 31, 2001, December 31, 2002 and September 30, 2003, (ii) unaudited statements of income for the fiscal years ending December 31, 2000, December 31, 2001 and December 31, 2002, and (iii) unaudited statements of income for the nine months ended September 30, 2003 (collectively, the "Unaudited Financial Statements"). Except as noted therein and except for normal period-end adjustments with respect to interim financial statements and the lack of footnotes, all of such Unaudited Financial Statements were prepared in accordance with GAAP in all material respects, but without reflecting Seller as a stand-alone entity, and present fairly in all material respects the financial position of Seller as of the dates thereof and the results of its operations for the periods therein indicated. Notwithstanding the foregoing, Buyer acknowledges that such Unaudited Financial Statements were prepared by Seller for internal purposes, reflect allocations of some but not necessarily all costs incurred by Affiliates of Seller for its benefit, and that no representation or warranty is made that Buyer will be able to operate the Property for the costs reflected in the Unaudited Financial Statements.

     Section 3.10. Historical Ownership. The only names of any Person owning all or any portion of the Premises within the past five (5) years are Seller, Hilton Hotels, Parball and Las Vegas Hilton Corporation, a Nevada corporation.

     Section 3.11. Sufficiency of Assets. The Property (together with any intangible property referred to in Section 6.9 hereof) constitutes all of the tangible and intangible assets primarily related to the Business and necessary to operate the Business immediately following Closing in substantially the same manner it is being operated as of the Execution Date, in each case, except for
(x) the Excluded Property and (y) services provided by, or at the direction of, Parent and its Affiliates (other than Seller) and assets used to provide such services, including those set forth on Schedule 3.11 of the Disclosure Schedule and assuming that: (i) Buyer shall have entered into a New Hilton License Agreement; (ii) Buyer shall have obtained all Buyer Licenses, including the Gaming Approvals; and (iii) all Contracts shall have been assigned to Buyer (it being agreed and understood that Seller is making no representation or warranty hereunder as to whether the amount of Cash included in the Property is in an amount sufficient to operate the Business under the Gaming Laws).

     Section 3.12. Labor Matters. Except as set forth in Schedule 3.12 of the Disclosure Schedule, with respect to the Business, as of the Execution Date, (i) Seller is not a party to any collective bargaining agreement applicable to Business Employees; (ii) there are no pending demands for arbitration, of which Seller has received notice, under any collective bargaining agreement which would have a Material Adverse Effect; (iii) there are no unfair labor practice charges, complaints or petitions for election pending, or to Seller's Knowledge, threatened, against Seller before the National Labor Relations Board ("NLRB") or any other federal or state commission, court or agency, of which Seller has received notice which would have a Material Adverse Effect; and (iv) to Seller's Knowledge, there are no labor strikes, work stoppages or lockouts pending or threatened by or with respect to any Business Employees.

     Section 3.13.  Employee Benefits.

               (a) Schedule 3.13(a) of the Disclosure Schedule sets forth a true and complete list of each pension plan, retirement plan and other employee benefit plan, arrangement or agreement that is maintained or contributed to as of the Execution Date by the Seller, or by any trade or business, whether or not incorporated, which together with the Seller would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate"), and in which any Business Employee participates (each, a "Seller Benefit Plan").

               (b) Except as set forth in Schedule 3.13(b) of the Disclosure Schedule, and except with respect to any Seller Benefit Plan which is a Multiemployer Pension Plan: (i) each Seller Benefit Plan has been administered in all material respects, where applicable, in accordance with the requirements of ERISA and the Code; (ii) a favorable determination letter has been issued by the Internal Revenue Service with respect to each Seller Benefit Plan which is intended to be a "qualified plan" pursuant to Section 401(a) of the Code, and to Seller's Knowledge, nothing has occurred which would cause the loss of such qualification; (iii) all material reports and information required to be filed by Seller with the Department of Labor, Internal Revenue Service, and Pension Benefit Guaranty Corporation ("PBGC") with respect to the Seller Benefit Plans have been timely filed; (iv) to Seller's Knowledge, neither the Seller nor any ERISA Affiliate has been involved in a "prohibited transaction" (as that term is defined in Section 4975 of the Code or in Part 4 of Title I of ERISA) with respect to any Seller Benefit Plan; (v) there are no pending or, to Seller's Knowledge, threatened claims against any Seller Benefit Plan other than routine benefit claims, and, to Seller's Knowledge, there is no basis for such a claim;
(vi) no Seller Benefit Plan is subject to Title IV of ERISA or the requirements of Section 412 of the Code; as of the most recent valuation date with respect to each such Seller Benefit Plan, the present value of the accrued benefits thereunder do not exceed the assets of such plan available to fund such benefits; and there is no accumulated funding deficiency, as such term is defined in Section 302 of ERISA, with respect to any Seller Benefit Plan; (vii) to Seller's Knowledge, no Seller Benefit Plan has been terminated in a manner which could result in the imposition of a lien on the Property pursuant to
Section 4068 of ERISA; and (viii) every group health plan (as that term is defined in Section 4980B(g)(2) of the Code) maintained by the Seller in which Business Employees participate materially complies and has materially complied with the requirements of COBRA.

               (c) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any Seller Benefit Plan, or to any trust or fund established thereunder or in connection therewith, have been timely made, and all contributions for any period ending on or before the Closing which are not yet due will have been paid or accrued by the Closing Date.

     Section 3.14. Grand Vacations Rights. The time share project adjacent to the Hotel owned by Hilton Grand Vacations has no right to use any portion of the Property, except as provided in Schedule 3.14 of the Disclosure Schedule.

     Section 3.15. Equity Interests. The Property does not include the stock of, or any equity participation in, any Person.

     Section 3.16. Litigation. There are no actions, claims, suits or proceedings pending or, to Seller's Knowledge, threatened against Parent or Seller, which, if determined adversely, would, individually or in the aggregate, have a Material Adverse Effect on the Property.

     Section 3.17. Intellectual Property. The items listed in Schedule 1.1 (c) and 6.9(b) of the Disclosure Schedule constitute substantially all of the trademarks and tradenames used in connection of the operation of the Premises in which Seller can grant rights to Buyer.

     Section 3.18. Environmental Matters. To Seller's Knowledge and except as would not have a Material Adverse Effect, Seller and the Property are, and have been, in compliance with all applicable Environmental Laws.

     Section 3.19. Parent Agreements. There are no claims or demands relating to the Business or the Property pending under the Distribution Agreement or the Tax Allocation Agreement and, to Seller's Knowledge, no basis exists to make any such claim or demand.

                                   ARTICLE IV.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants for the benefit and reliance of Parent and Seller as follows:

     Section 4.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to enter into and carry out its obligations under this Agreement.

     Section 4.2. Authority. The execution, delivery and performance of this Agreement by the person executing the same on behalf of Buyer have been duly and validly authorized, and this Agreement and the other agreements, including the New Hilton License Agreement and instruments contemplated hereby, constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

     Section 4.3.   No Conflict; Required Consents.

               (a) Other than approvals required under the HSR Act and other than the Buyer Licences, no consent, license, permit, order, approval or authorization of any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement and the New Hilton License Agreement by Buyer, except where the failure to obtain any such consents, licenses, permits, orders, approvals or authorizations would not, in the aggregate, reasonably be expected to prevent or materially delay the performance of the transactions contemplated by this Agreement by Buyer.

               (b) The execution, delivery or performance of this Agreement and the New Hilton License Agreement will not (i) violate, contravene or conflict with any provision of Buyer's organizational documents, (ii) violate any material provision of Law applicable to Buyer, or (iii) conflict with or result in the breach or termination of, or constitute a material default under or pursuant to, any indenture, contract, agreement, mortgage or deed of trust, or any judgment, order, injunction, decree or ruling of any Governmental Authority, or any other agreement or instrument by which Buyer is bound or to which Buyer is subject, except for any such conflicts, breaches, terminations or defaults that would not, in the aggregate, reasonably be expected to prevent or materially delay the performance of the transactions contemplated by this Agreement by Buyer.

     Section 4.4. Litigation. There are no actions, claims, suits or proceedings pending or, to Buyer's knowledge, threatened against Buyer before any Governmental Authority, which, if determined adversely, could prevent or materially delay Buyer from completing the transactions contemplated by this Agreement.

     Section 4.5. Buyer Ownership. As of the date hereof, Buyer is a wholly owned subsidiary of Colony Resorts LVH Holdings, LLC, a Delaware limited liability company, which in turn is a wholly owned subsidiary of Colony Investors VI, L.P., a Delaware limited partnership.

     Section 4.6.   Purchase "As Is".

     SUBJECT ONLY TO SELLER'S AND PARENT'S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN OR ANY CERTIFICATE DELIVERED PURSUANT HERETO AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES, AND REPRESENTS AND WARRANTS TO SELLER, THAT BUYER IS FULLY CAPABLE OF EVALUATING AND HAS EVALUATED THE PROPERTY'S SUITABILITY FOR BUYER'S INTENDED USE THEREOF, AND IS PURCHASING THE PROPERTY WITH ALL DEFECTS IN THEIR "AS IS", "WHERE IS" CONDITION AND WITH ALL FAULTS, WHETHER KNOWN, UNKNOWN, APPARENT, OR LATENT. BUYER'S DECISION TO PURCHASE THE PROPERTY IS NOT BASED ON ANY COVENANT, WARRANTY, PROMISE, AGREEMENT, GUARANTY, OR REPRESENTATION BY SELLER OR ANY AGENT, REPRESENTATIVE OR AFFILIATE OF SELLER AS TO CONDITION, PHYSICAL OR OTHERWISE, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN OR CONTEMPLATED HEREBY. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN OR CONTEMPLATED HEREBY, NEITHER SELLER NOR ANY AGENT, REPRESENTATIVE OR AFFILIATE OF SELLER HAS MADE, AND BUYER SPECIFICALLY WAIVES AND RELINQUISHES ALL RIGHTS, PRIVILEGES AND CLAIMS ARISING OUT OF, ANY ALLEGED REPRESENTATIONS, WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER OR ANY AGENT, REPRESENTATIVE OR AFFILIATE OF SELLER, AS TO, CONCERNING OR WITH RESPECT TO:

               (A) THE VALUE OF THE PROPERTY (REGARDLESS OF, WITHOUT LIMITATION, ANY STATEMENTS MADE BY SELLER OR ANY ENTRY MADE IN THE UNAUDITED FINANCIAL STATEMENTS);

               (B)  THE INCOME DERIVED OR TO BE DERIVED FROM THE PROPERTY;

               (C) THE SUITABILITY OF THE PREMISES FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PREMISES;

               (D)  THE FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE;

               (E) THE MANNER OR QUALITY OF REPAIR, STATE OF REPAIR OR LACK OF REPAIR OF THE PREMISES;

               (F) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING SOILS CONDITION, ANY GRADING OR OTHER WORK PERFORMED ON OR WITH RESPECT TO THE PREMISES, AND THE GEOLOGICAL CONDITION OF THE PREMISES;

               (G) THE COMPLIANCE OF OR BY THE PREMISES OR THEIR OPERATION WITH ANY APPLICABLE LAWS;

               (H) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY;

               (I) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY ENVIRONMENTAL LAWS, AS ANY OF THE FOREGOING MAY BE AMENDED FROM TIME TO TIME AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING FROM TIME TO TIME;

               (J) THE PRESENCE, SUSPECTED PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PREMISES;

               (K) THE CONTENT, COMPLETENESS OR ACCURACY OF THE STUDY MATERIALS OR ANY PLANS, DRAWINGS, DESCRIPTIONS OR THE LIKE WITH RESPECT TO THE PROPERTY;

               (L) THE CONFORMITY OF THE PREMISES TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS;

               (M)  DEFICIENCY OF ANY UNDERSHORING;

               (N)  DEFICIENCY OF ANY DRAINAGE;

               (O) THE FACT THAT THE PREMISES MAY BE LOCATED ON OR NEAR EARTHQUAKE FAULTS OR IN SEISMIC HAZARD ZONES;

               (P) THE EXISTENCE OR NON-EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE PROPERTY; OR

               (Q) ANY OTHER MATTER CONCERNING THE NATURE OR CONDITION OF THE PROPERTY, PHYSICAL OR OTHERWISE.

     SUBJECT ONLY TO SELLER'S AND PARENT'S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY CONTAINED HEREIN, THE CONDITIONS SET FORTH IN ARTICLE V AND ANY CERTIFICATES DELIVERED BY THE SELLER OR PARENT PURSUANT TO THIS AGREEMENT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE REFLECTS THE PARTIES' AGREEMENT TO CONVEY THE PROPERTY ON AN "AS IS, WHERE IS" BASIS AND BUYER HAS SPECIFICALLY AGREED TO DO SO IN ORDER TO INDUCE SELLER TO ENTER INTO THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES THAT SELLER IS NOT LIABLE FOR AND SHALL NOT BE BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY AFFILIATE, CONSULTANT, AGENT, EMPLOYEE, REPRESENTATIVE OR OTHER PERSON EMPLOYED OR CONNECTED IN ANY WAY WITH SELLER, EXCEPT TO THE EXTENT CONTAINED IN THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER OR PARENT EXPRESSLY SET FORTH HEREIN AND IN ANY CERTIFICATES DELIVERED BY THE SELLER OR PARENT PURSUANT TO THE TERMS OF THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS", "WHERE IS" CONDITION AND BASIS WITH ALL FAULTS, AND SUBJECT TO ALL APPLICABLE LAWS GOVERNING OR LIMITING THE DEVELOPMENT, USE OR OPERATION OF THE PROPERTY OR THE BUSINESS (SUBJECT ONLY TO SELLER'S AND PARENT'S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN AND IN ANY CERTIFICATES DELIVERED BY THE SELLER OR PARENT PURSUANT TO TERMS OF THIS AGREEMENT), AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS OF ANY KIND, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN.

     ---------------------
     Buyer's Initials

     Section 4.7. Waiver of Buyer's Due Diligence Investigation. Subject only to Seller's and Parent's representations, warranties and covenants expressly contained herein, Buyer acknowledges that it is familiar with the Property and has had the opportunity, directly or through its representatives to inspect the Property and conduct due diligence activities. Without limitation of the foregoing, Buyer acknowledges that the Purchase Price has been negotiated based on Buyer's express agreement that there would be no contingencies to Closing other than the conditions set forth in Article V hereof. Further, without limiting any representation, warranty or covenant of Seller or Parent expressly set forth herein, Buyer acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Property, including with respect to engineering, environmental, survey, financial, operational, regulatory and legal compliance matters.

     Section 4.8. Financing. At Closing (through cash on hand or available borrowings), Buyer will have sufficient funds available (the "Financing") in cash to pay the Purchase Price and all other amounts payable by Buyer at the Closing and to perform its obligations hereunder following the Closing. Buyer has provided to Seller a true, correct and complete copy of the debt commitment letter providing for Financing.

     Section 4.9. New Hilton License Agreement. Buyer has entered into a "heads of agreement" dated December 22, 2003, between Buyer and Hilton Hotels Corporation (the "Heads of Agreement"), a copy of which is appended hereto as Exhibit F, detailing certain terms of the New Hilton License Agreement, and has provided to Seller a true, correct and complete copy thereof.

                                   ARTICLE V.

                         CONDITIONS PRECEDENT TO CLOSING

     Section 5.1. Buyer's Conditions. Buyer's obligation to purchase the Property is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived, in whole or in part, by Buyer in its sole discretion:

               (a) Seller shall have given all material notices to Governmental Authorities required to be given by it in connection with the transactions contemplated by this Agreement;

               (b) The representations and warranties of each of Parent and Seller contained in Article III and Article XI of this Agreement that are qualified as to materiality or Material Adverse Effect (or any variation of such terms) shall be true and correct and such representations and warranties that are not qualified shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at such time (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date);

               (c) Each of Parent and Seller shall have performed and complied, in all material respects, with all terms, covenants and agreements required by this Agreement to be performed or complied with by it prior to or at Closing; provided, however, that it is understood and agreed that in no event shall it be a condition to Buyer's obligations to perform hereunder that: (i) Buyer shall have entered into, or have in effect, a New Hilton License Agreement or that Seller assist with or facilitate the negotiation or consummation of any such arrangement, it being further understood and agreed by the parties hereto that it is Buyer's sole responsibility and obligation to negotiate and enter into a New Hilton License Agreement and that an agreement with respect to, or execution or performance of, a New Hilton License Agreement shall not be a condition of Closing; (ii) Buyer shall have obtained any or all of the Buyer Licenses, including the Gaming Approvals; or (iii) Buyer shall have obtained financing sufficient to consummate the transactions contemplated by this Agreement, each of such conditions in this proviso being at the sole risk of Buyer; provided, further, notwithstanding anything to the contrary contained herein, in the event the Closing does not occur as a result of any of the events set forth in clauses (ii) or (iii) of this Section 5.1(c), Seller's sole recourse against Buyer shall be Seller's right to receive the Deposit as liquidated damages in accordance with and to the extent provided in Section 9.3.

               (d) Each of Parent and Seller shall have delivered a certificate dated the Closing Date, and signed by its President or a Vice President, to the effect that the conditions set forth in Sections 5.1(b) and (c) have been satisfied;

               (e) No order of any court of competent jurisdiction shall have been issued in any action (other than actions brought or caused to be brought by Buyer or any Affiliate of Buyer) declaring the illegality or invalidity of, or enjoining, the transactions contemplated hereby;

               (f) Seller shall have delivered to the Escrow Agent such documentary evidence as the Escrow Agent may reasonably require, if any, evidencing the authority of the person or persons who are executing this Agreement, or any other document in connection with this Agreement, on behalf of Seller;

               (g) Parent and Seller shall have delivered to Buyer the instruments, documents and certificates described in Section 8.2(a);

               (h) If applicable, the HSR Act shall have been complied with and all waiting periods required thereby, including extensions thereof, shall have either expired without adverse comment or been previously terminated;

               (i) Buyer's being able to obtain title insurance in accordance with Section 6.13 hereof (it being agreed and understood that Buyer shall use its commercially reasonable efforts to obtain such title insurance and that Buyer may not assert that this condition has not been satisfied absent exerting such efforts);

               (j) Buyer shall have received a certificate of Seller, dated the Closing Date and sworn under penalty of perjury, setting forth its name, address and federal tax identification and stating that it is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder; and

               (k) Since the Execution Date, there shall have been no change in any applicable Law that makes it illegal for either party hereto to perform its obligations hereunder.

     Section 5.2. Seller's Conditions. Seller's obligation to sell the Property is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived, in whole or in part, by Seller in its sole discretion:

               (a) Buyer shall have given all material notices to Governmental Authorities required to be given by it in connection with the transactions contemplated by this Agreement;

               (b)  The representations and warranties of Buyer contained in
Article IV of this Agreement that are qualified as to materiality or Material Adverse Effect (or any variation of such terms) shall be true and correct and such representations and warranties that are not qualified shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at such time (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date);

               (c) Buyer shall have performed and complied, in all material respects, with all terms, covenants and agreements required by this Agreement to be performed or complied with by it prior to or at Closing;

               (d) Buyer shall have delivered to Seller a certificate, dated the Closing Date, and signed by its President or a Vice President, to the effect that the conditions set forth in Sections 5.2(b) and (c) have been satisfied.

               (e) No order of any court of competent jurisdiction shall have been issued in any action (other than actions brought or caused to be brought by Seller or any Affiliate of Seller) declaring the illegality or invalidity of, or enjoining, the transactions contemplated hereby;

               (f) Buyer shall have delivered to the Escrow Agent such documentary evidence as the Escrow Agent may reasonably require, if any, evidencing the authority of the person or persons who are executing this Agreement, or any other document in connection with this Agreement, on behalf of Buyer;

               (g) Since the Execution Date, there shall have been no change in any applicable Law that makes it illegal for either party hereto to perform its obligations hereunder;

               (h) Buyer shall have delivered to Seller the instruments, documents and certificates described in Section 8.2(b) and deposited (or caused to be deposited) the entire amount of the Purchase Price with Seller in accordance with Section 8.2(b); and

               (i) If applicable, the HSR Act shall have been complied with and all waiting periods required thereby, including extensions thereof, shall have either expired without adverse comment or been previously terminated.

                                   ARTICLE VI.

                            COVENANTS OF THE PARTIES

     Section 6.1. Conduct of the Business. Except as otherwise contemplated by this Agreement (including without limitation Section 6.9) or as set forth on
Schedule 6.1 of the Disclosure Schedule or unless Buyer shall otherwise consent (which consent shall not be unreasonably withheld or delayed, except in the case of Sections 6.1(d), (g), (k) or (m) in which case Buyer may withhold its consent in its sole discretion) in writing, during the period between the Execution Date and the Closing Date (the "Pre-Closing Period"), Seller (x) will conduct the Business in all material respects in the ordinary course consistent in all material respects with past practice and (y) shall be subject to the following restrictions:

               (a) Seller will perform all of its material obligations under all Contracts and pay all sums due thereunder (unless Seller in good faith believes that it is not obligated to tender the performance or payment considered due by a third party);

               (b) Seller will not enter into any contract to be assumed by Buyer under this Agreement which (1) expires after the one year anniversary of the Execution Date (unless such contract can be terminated on thirty (30) days' notice or less without cause and without the payment of any consideration for early termination) or (2) regardless of length, involves aggregate consideration in excess of more than One Hundred Thousand Dollars ($100,000) per month or (3) which is between Seller and any Affiliates of Seller or Related Parties; provided, however, that Seller may enter into the following agreements without any consent from Buyer: (A) any advance booking contract encompassing the time period up to and including the one year anniversary of the Execution Date which does not involve a room block commitment in excess of five hundred (500) room nights; (B) purchase orders in the ordinary course of business consistent in all material respects with past practice; and (C) collective bargaining agreements or memoranda of understanding with the parties set forth in Section 3.12 of the Disclosure Schedule.

               (c) With respect to that certain Las Vegas Monorail project and monorail station relating to the Land (the "Monorail"), Seller will provide Buyer with any proposed new amendments to the agreements governing the Monorail (the "Monorail Documents"), or any proposed new agreements relating to the Monorail; provided, however, Buyer agrees that Seller shall have the final decision-making authority with respect to the content of any amendments to the Monorail Documents or new agreements relating to the Monorail and may execute such amendments or new agreements without violating the provisions of this
Section 6.1; provided further, Seller will not execute any new amendments to the Monorail Documents or new agreements relating to the Monorail that would involve a material increase in the cost of the station to be located on the Land;

               (d) Seller will not enter into, or renew, any employment contracts, or enter into any new arrangements providing for severance, with any existing employee of the Business or prospective new employees, nor will Seller increase the compensation of any employee of the Business except (1) in the ordinary course of business consistent with past practice, (2) as provided in any existing agreements with employees of the Business or (3) as required by any collective bargaining agreement, memoranda of understanding or Law;

               (e) Seller will use commercially reasonable efforts to maintain an adequate level of inventories as reasonably required for the conduct of its business as presently conducted and will use commercially reasonable efforts to maintain the Property in good repair and condition, reasonable wear and tear excepted, including making any capital expenditures with respect to the Property necessary to maintain the Property in such good repair and condition, reasonable wear and tear excepted, but not in excess of expenditures made in the ordinary course of business consistent with past practice;

               (f) Seller will not modify or rescind any of the Permits to be transferred to Buyer at Closing except in the ordinary course of business, and shall use good faith efforts to obtain any renewal or extension of the Permits as may be required by Law in the ordinary course of business;

               (g) Seller will not sell or otherwise transfer any of the Property, except that Inventory and other Personal Property may be used, sold or otherwise disposed of in the ordinary course of business consistent in all material respects with past practice;

               (h) Seller will not terminate the employment of, or actively encourage the resignation of, the present officers and employees of the Business, other than in the ordinary course of business, consistent in all material respects with past practice;

               (i) Seller and its Affiliates will expend to market and promote the Business during the Pre-Closing Period at least 90% of the funds expended with respect to such matters during the aggregate approximate comparable period of the previous year;

               (j) Seller will keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

               (k) Seller will not grant any severance or termination pay to any of its present or former directors or officers other than in the ordinary course of business consistent in all material respects with past practices;

               (l) Subject to obligations of Law, during the Pre-Closing Period, neither Parent nor any Affiliate of Parent shall solicit for hire any current employee, full-time or part-time (including active employees as well as those employees who are on vacation, leave of absence, disability, maternity leave or other approved absence) of Seller, without the prior written consent of Buyer; provided, however, that the foregoing restriction will not preclude Parent, Seller nor any Affiliate of Parent from making general advertisements or similar solicitations (including internal job postings) or employing any such employee who seeks employment with any such company (x) absent and affirmative solicitation by such company or (y) in response to a general advertisement or similar method (including internal job postings), nor shall such restriction be applicable to any employee of Seller that is not offered employment by Buyer in accordance with Section 11.1.

               (m) Seller will not (A) enter into, amend or terminate any material lease of real estate related to the Business, or (B) make any material modifications of or changes in or terminate any existing material license, lease, agreement or contract included in its assets other than, in the case of clauses (A) and (B), such amendments, modifications, changes or terminations in the ordinary course of business and consistent in all material respects with past practice; and

               (n) Seller will not agree, whether or not in writing, to do or refrain from doing, as the case may be, any of the foregoing.

     It is agreed and understood that if Buyer does not grant or deny consent to a proposed action within two (2) Business Days of its receipt of a second written request by Seller to take such action, Buyer shall be deemed to have denied consent to Seller's taking such action notwithstanding any other provision of this Section 6.1.

     Section 6.2.   Access.

               (a) Solely for purpose of assisting Buyer in the transition of the Property to Buyer's ownership, subject to applicable Laws, Buyer and its agents and representatives, including, without limitation, any Person that is considering providing any financing to Buyer with respect to any portion of the Purchase Price ("Buyer's Representatives") shall have reasonable access (subject to rights of tenants and others) during Business Hours throughout the Pre-Closing Period to perform such review of the operations of the Business and the books, Contracts, commitments, records and other information with respect to the Business and the Property (but not the Excluded Property) as reasonably requested by Buyer, and subject to any restrictions imposed by applicable Law with respect to employee files and related materials (collectively, "Inspection"); provided, however, that (i) Buyer shall provide Seller with at least twenty-four (24) hours' prior notice of any Inspection; (ii) if Seller so requests, Buyer's Representatives shall be accompanied by an employee, agent or representative of Seller; (iii) except as otherwise provided in Section 11.1, Buyer shall not initiate contact with employees or other representatives of Seller other than Seller's Representatives or other individuals designated by any of Seller's Representatives without the prior written consent of Seller's Representatives, which consent shall not be unreasonably withheld or delayed (and, at Seller's option, one of Seller's Representatives, an employer's representative or other agent of Seller shall be present at all Inspections);
(iv) Buyer's Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Property without Seller's prior written consent, which consent may be withheld if in the reasonable judgment of Seller's Representatives such testing would materially interfere with the operation of the Business; (v) Buyer shall not materially interfere with the operation of the Business; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Buyer arising from or caused by Inspection, and shall reimburse Seller for any loss arising from or caused by any Inspection, and restore the Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys' fees) incurred by any of them arising or resulting therefrom; and (vii) in no event shall the results of any such Inspection or Buyer's satisfaction therewith be a condition to Buyer's obligations hereunder, it being the intent of Buyer to purchase the Property on an "As Is, Where Is" basis, as more fully set forth in Section 4.6, subject only to Seller's representations, warranties and covenants expressly set forth herein and in the certificates to be delivered by Parent and Seller pursuant hereto and subject to the conditions set forth in Article V. The provisions of Sections 6.2(a)(vi) and 6.2(a)(vii) shall survive Closing and any termination of this Agreement. No investigation by or other information received by Buyer or Buyer's Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

               (b) Information disclosed to Buyer pursuant to this Agreement shall be held as Information (as defined in the Confidentiality Agreement, dated as of March 26, 2003, by and between Seller and Buyer (the "Confidentiality Agreement")) and shall be subject to the

Confidentiality Agreement; and Buyer, in accordance therewith, shall cause its representatives to treat as Information (as defined in the Confidentiality Agreement) all of the information provided by Seller pursuant to this Agreement and not to use such information except in connection with the transactions contemplated hereby and otherwise in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive the Closing and continue in accordance with its terms. Further, Seller agrees to keep all books, records, data, lists and documents relating to the Property of which it retains copies confidential in a manner consistent with the confidentiality obligations imposed on Buyer with respect to Information under the Confidentiality Agreement.

     Section 6.3. Use of Accountants. Buyer may not use the accounting firm of Deloitte & Touche LLP ("Deloitte") to assist Buyer in evaluating any information provided by Seller to Buyer regarding the Business or the Property. Neither Parent nor Seller may use the accounting firm Ernst & Young, LLP to assist Parent or Seller in evaluating any information provided by Buyer regarding the Business or the Property.

     Section 6.4. No Shop. Prior to the earlier of the Closing Date and the termination of this Agreement, neither Parent nor any Affiliate of Parent shall, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal from any Person relating to the acquisition of the Property or the Business, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

     Section 6.5. Litigation; Claims. Each party hereto covenants and agrees to promptly notify the other of:

               (a) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

               (b) any claim, action, suit, proceeding or investigation which is commenced and becomes known to either of them during the Pre-Closing Period relating to or affecting the Business, the Property or the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller's in-house counsel will use reasonable efforts to apprise Buyer of any litigation served on Seller during the Pre-Closing Period which names Seller as a defendant, except those (a) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) claims, actions or suits relating to the collection of Casino Receivables or (c) for which Seller will remain solely liable.

     Section 6.6. No Control. Except as permitted by the terms of this Agreement, prior to the Closing Time, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Business. Until the Closing Time, the operations and affairs of the Business are the sole responsibility of and under Seller's complete control, except as provided for in this Agreement.

     Section 6.7. Notices of Governmental Action. Seller shall provide Buyer with written notice of any zoning proceedings commenced during the Pre-Closing Period to which Seller is a party which would reasonably be expected to have a Material Adverse Effect.

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

     Section 6.8.   Press Releases; Announcements; Communications.

               (a) Promptly after the execution hereof, the parties shall jointly issue a press release announcing the execution of this Agreement to the public. The content and form of such press release shall be mutually agreed upon by the parties, which agreement shall not be unreasonably withheld or delayed by either party. Thereafter, Seller or Buyer may grant interviews, issue press releases or similar public announcements or make public statements concerning the execution or performance of this Agreement or the transactions contemplated hereby, but, not without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed. Both Buyer and Seller may make such disclosures as may be required by applicable Law or as may be reasonably requested in connection with any proceedings before any Governmental Authority.

               (b) Within three (3) weeks following the Execution Date, the parties will jointly attend a meeting at which the transactions contemplated hereunder will be discussed with employees of the Business. The parties will consult and coordinate in advance regarding the conduct of this meeting.

               (c) During the Pre-Closing Period and following Closing, Seller and its Affiliates and/or their respective representatives will have the right to communicate with all past, current or future customers of the Hotel. Among other things, as more fully set forth in Section 6.9, Seller and its Affiliates shall have the right to solicit such individuals to patronize other casinos affiliated with Park Place.

               (d) Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties hereto (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transaction beginning on the earliest of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction, or
(iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction; provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent such disclosure could result in a violation of any federal or state securities law.

     Section 6.9. Hotel Customer Data Use; Certain Trademarks. (a) Subject to the terms and conditions of this Agreement, the on-line privacy policy of Parent that has been provided to Buyer on or prior to the date hereof, or any applicable privacy or confidentiality Law, concurrently with the consummation of the transactions contemplated by this Agreement, at Closing, Seller shall grant Buyer a non-exclusive, perpetual, fully-paid, worldwide, non-transferable license to use the Hotel Customer Data in connection with the operation of the Property and to market the services and facilities of the Property and any other hotels, casinos and other related enterprises of Buyer; provided, however, that Buyer agrees not to (a) resell the Hotel Customer Data (it being agreed and understood that the sale of all or substantially all of the Business and Property shall not be a violation of this clause (a)), (b) publish the Hotel Customer

Data, or (c) use the Hotel Customer Data to offer, solicit or promote any illegal, obscene or pornographic material or activity; provided, further, that in the event Buyer or any of its Affiliates takes any of the foregoing actions, Seller shall have the right to terminate such license by providing written notice to Buyer. Buyer further agrees not to use the Hotel Customer Data in any illegal manner, nor use it to engage in any activity that would constitute spamming under any applicable jurisdiction's regulations. Buyer acknowledges that (i) the foregoing license is the sole interest that Buyer is acquiring in the Hotel Customer Data which shall otherwise remain the sole and exclusive property of Seller and its Affiliates and (ii) Seller and its Affiliates may in their sole and absolute discretion continue to exploit the Hotel Customer Data for their own purposes, both before and after Closing.

               (b) Subject to the terms and conditions of this Agreement, concurrently with the consummation of the transactions contemplated by this Agreement, at Closing, Seller shall grant Buyer a non-exclusive, perpetual, fully-paid, non-transferable, non-assignable (whether directly, indirectly or via change in control) license to use the trademarks and tradenames and copyrights set forth on Schedule 6.9(b), solely in connection with the Premises, and with respect to the trademarks and tradenames, in accordance with sound trademark usage principles and in accordance with all applicable laws and regulations, including all laws and regulations relating to the maintenance of the validity and enforceability of trademarks and tradenames. Buyer shall, when using the trademarks and tradenames, adhere to a level of quality at least as high as Seller has established for using such trademarks and tradenames prior to the Closing. Seller shall have the right to exercise quality control over the products and services offered by Buyer under or in connection with the trademarks and tradenames and shall have the right to monitor Buyer's adherence to Seller's quality standards. Buyer shall not use the trademarks or tradenames in any manner which might dilute, tarnish, disparage, or reflect adversely on Seller or the trademarks and tradenames. Seller makes no representations, warranties (whether express or implied, including warranties of fitness for a particular purpose or non-infringement) or indemnities with respect to the trademarks and tradenames licensed under this Section, and such license includes only whatever rights Seller has to license in such trademarks and tradenames.

     Section 6.10. Cooperation; Consents To Assignment. Each of the parties hereto shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including using reasonable best efforts to cause the conditions contained in Article V hereof for which such party is responsible to be satisfied and to obtain any third party consents necessary to assign contracts to which they are a party, with the understanding that (i) such efforts do not require (x) the payment of any money to a third party (other than de minimis amounts and other than payments to Governmental Authorities required to consummate the transactions contemplated by this Agreement, including, without limitation, payments made in connection with filings under the HSR Act or in connection with the Buyer Licenses), (y) agreeing to delay the Closing Date or (z) commencing litigation and (ii) Seller shall have no obligation to facilitate or assist in any assignment of the Hilton License Agreement or in any discussions or negotiations with Hilton Hotels. Seller and Parent shall reasonably cooperate and coordinate with Buyer to enable Buyer to obtain such consents and approvals from Governmental Authorities as will permit Buyer to consummate the transactions contemplated hereby and to conduct the Business substantially as conducted by Seller prior to the Closing, including without limitation, making Deloitte available, at Buyer's cost and expense, in connection with the preparation of audited financial statements of Seller.

     Section 6.11.  Hart-Scott-Rodino Filing.

               (a) Buyer and Seller shall use their respective reasonable best efforts to comply with the requirements of the HSR Act, to the extent applicable to the transactions contemplated by this Agreement, and shall make their required filings thereunder as expeditiously as practicable (but in no event later than fifteen (15) Business Days following the Execution Date) and shall make such filings in a manner so as to not adversely affect the confidential nature of the transactions contemplated in this Agreement. Each party hereto agrees to use its reasonable best efforts to satisfy any requests for additional information or other requirements imposed by such Governmental Authorities in connection with the transactions contemplated hereby as soon as practicable and, if requested by any party, to request early termination of any applicable waiting period. Buyer shall pay the filing fee, if any, required under the HSR Act.

               (b) Seller and Buyer shall reasonably cooperate, (i) in determining whether, in addition to the filings required by the HSR Act, any action by or in respect of, or filing with, any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement should be made and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith. As promptly as practicable, following the execution and delivery of this Agreement by the parties, Seller and Buyer shall prepare and file any other application, report, or other filing required to be submitted to any other Governmental Authority in connection with the transactions contemplated hereby.

     Section 6.12. Gaming Approvals. Within ten (10) Business Days of the Execution Date, Buyer will file all necessary gaming applications with all the necessary Governmental Authorities, and shall pay any required filing fees in connection therewith. Thereafter, Buyer will use its reasonable best efforts to obtain, as expeditiously as practicable, the necessary gaming licenses for Buyer to acquire and operate the Property and consummate the transactions contemplated hereby, including all Gaming Approvals.

     Section 6.13.  Title Policy.

               (a) The consummation of the transactions contemplated hereby is subject to Buyer's being able to obtain an ALTA extended owner's policy of title insurance (Form B, Rev. 10-17-70) from a nationally recognized title insurance company licensed to do business in the State of Nevada chosen by Buyer in its sole discretion, with coinsurance and reinsurance satisfactory to Buyer in its sole discretion (the "Title Company") in an amount equal to the portion of the Purchase Price allocable to the Premises, as determined by the parties in accordance with Section 2.3 (or, if the parties are unable to agree on such allocation by any applicable date of determination, an amount determined in good faith by Buyer to be equal to the portion of the Purchase Price allocable to the Premises), insuring that Buyer has fee title to the Premises (the "Title Policy") subject only to the Permitted Title Exceptions, and including customary endorsements to the Title Policy as requested by Buyer in its reasonable discretion.

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

Buyer shall use its commercially reasonable efforts to obtain such title insurance as promptly as practicable, and in no event later than Closing.

               (b) Buyer shall be solely responsible for the fees and costs of the Title Company, the cost of the premium for the Title Policy (for Buyer and Buyer's lenders) and customary endorsements up to the coverage amount specified above and the cost of the surveys specified in this Section 6.13(b). Seller and Buyer shall cooperate diligently to provide customary documents reasonably required by the Title Company as a condition to the issuance of the Title Policy. Seller shall order any surveys required to obtain the Title Policy to be prepared and to be certified as having been prepared in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by the ALTA and ACSM in 1999 and including all ALTA optional items except No. 1, No. 4, No. 5, No. 7(a), Nos. 7(b)(2) and (3), No. 7(c), No. 11(b) and Nos. 12 through 16. Any such surveys shall include a certification as to whether any of the Premises is located in a floodplain or designated floodway and such information as may be required by the Title Company to issue extended coverage (consistent with all matters shown on the survey) over all general printed exceptions to title and such other certifications and items as are reasonably required by Buyer and any secured lender with respect to any of the Premises.

     Section 6.14. Collection of Receivables; Payments. Seller agrees that after the Closing, Buyer shall have the right and authority to collect for its own account or the account of its Affiliates all receivables which are transferred and assigned to Buyer as provided herein and Buyer and its Affiliates have the right to endorse with the name of Seller any checks received on account of any such receivable. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property which Seller may receive in respect of such receivables. Following the Closing, Buyer promptly shall make payment in respect of all liabilities of the type designated on the Reference Balance Sheet as being assumed by Buyer and reflected on the Pre-Closing Balance Sheet and the Closing Balance Sheet, other than those which are being contested in good faith by appropriate proceedings.

     Section 6.15. Litigation Support. In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand by a third party in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Seller, the other party will cooperate with the contesting or defending party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article X). In addition, Buyer shall notify Seller of any Tax-related exam activity by a Governmental Authority related to the period prior to the Closing Date within five (5) Business Days after Buyer receives written notice of any such exam, and the foregoing provisions of this Section
6.15 with respect to cooperation, availability of personnel and access to books and records shall apply in respect of any such exam.

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

     Section 6.16. New Hilton License Agreement. On or prior to the Closing Date, Buyer shall enter into the New Hilton License Agreement.

     Section 6.17. Estoppels. Prior to the Closing, Seller shall use reasonable efforts to obtain (i) customary estoppel certificates from third parties under the Real Property Leases and (ii) an estoppel letter from the Las Vegas Monorail Company regarding the Monorail Documents.

                                  ARTICLE VII.

                                  RISK OF LOSS

     Section 7.1. Destruction. If all or any portion of the Premises is damaged by a fire, any other casualty or any other cause, in each case in which the cost of repair is in excess of $500,000 ("Destruction"), then Seller shall notify Buyer in writing thereof no more than five (5) Business Days following such Destruction, or, if such Destruction occurs fewer than five (5) Business Days prior to the Closing Date, then as promptly as is reasonably practicable, but prior to the Closing Date. If and to the extent necessary to carry out the provisions of this Section 7.1, the Closing Date shall thereupon be rescheduled to the earliest practicable date. Additionally:

               (a) If the cost to repair any Destruction is reasonably likely to be less than Twenty Eight Million Dollars ($28,000,000), as determined by an independent contractor licensed to do business in Nevada and reasonably acceptable to Seller and Buyer (an "Independent Contractor"), then the parties will proceed to Closing (with no delay in the Closing Date, subject to the second sentence of the first paragraph of this Section 7.1, or reduction in the Purchase Price) and, at Buyer's option as the sole recourse of Buyer: (i) Seller shall diligently pursue the repair of such Destruction to completion (subject, however, to the availability of Insurance Proceeds to Seller) (with Buyer granting Seller or its representatives, agents and contractors access to the Premises after the Closing Date for the purpose of effecting repairs) and retain all Insurance Proceeds resulting therefrom or (ii) Seller shall assign any and all resulting Insurance Proceeds to Buyer without repairing the damage, provided, however, that in the case of (ii), if the actual Insurance Proceeds are less than the cost to repair as determined above, then Seller shall pay the difference in cash at Closing. Buyer shall make the foregoing election within ten (10) days of Seller's written notice of the Destruction to Buyer. If Buyer fails to make an election within this time period, Buyer will be deemed to have elected to receive the Insurance Proceeds in lieu of Seller making repairs.

               (b) If the cost to repair any Destruction is reasonably likely to be equal to or greater than Twenty Eight Million Dollars ($28,000,000), as determined by an Independent Contractor, then, within ten (10) days of being notified by the Independent Contractor, Buyer, at its option, shall as the sole recourse of Buyer either: (i) proceed to Closing without any delay in the Closing Date subject to the second sentence of the first paragraph of this
Section 7.1, or reduction in the Purchase Price, with Buyer to be assigned any and all resulting Insurance Proceeds under the insurance policies required to be maintained under this Agreement payable in connection with the Destruction, or
(ii) terminate this Agreement by written notice to Seller given within ten (10) days of Buyer's receipt of the Independent Contractor's report. However, if there are fewer than ten (10) days before the Closing Date or Outside Date, as applicable and as determined pursuant to Section 8.1, Buyer shall make its election at least two
(2) days before the Closing Date or Outside Date, as applicable and as determined pursuant to Section 8.1. If the Independent Contractor's report is given to Buyer within ten (10) days of the Closing Date or Outside Date, as applicable and as determined pursuant to Section 8.1, the Closing Date and/or Outside Date, as applicable, will be extended by up to ten (10) days for the purpose of giving Buyer further time to make its election. A failure by Buyer to timely exercise its option to terminate this Agreement under Section 7.1(b)(ii), shall be deemed an election by Buyer to proceed to Closing as provided in
Section 7.1(b)(i).

     Section 7.2. Condemnation. If all or any portion of the Property is taken (or threatened in writing to be taken) for any public or quasi-public use, by right of eminent domain or otherwise, then Seller shall promptly notify Buyer in writing thereof. If such taking (or threatened taking) materially and adversely affects (or would materially and adversely affect, as the case may be) the ability of Buyer to operate the Business in the manner it is being operated as of the date hereof, then Buyer may terminate this Agreement by written notice to Seller given within fifteen (15) days of Buyer's receipt of Seller's notice of such taking (or threatened taking), in which event this Agreement shall, upon Seller's receipt of Buyer's notice, cease and terminate and be of no further force or effect and neither party shall have any rights against the other by reason of this Agreement and/or such termination. Alternatively, notwithstanding such taking (or threatened taking ), Buyer may elect to proceed to Closing, in which event, Seller shall assign the condemnation proceeds payable in connection with the Property to Buyer. Upon receiving a notice of election to terminate this Agreement pursuant to this Section 7.2 from Buyer, the Escrow Agent shall return the Deposit to Buyer, less the Escrow Agent's reasonable fees and expenses.

     Section 7.3. Nevada Uniform Vendor And Purchaser Risk Act. This Article VII is intended as an express provision with respect to Destruction and condemnation of the Property which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

                                  ARTICLE VIII.

                       CLOSING MATTERS; CERTAIN COVENANTS

     Section 8.1. Closing. The Closing shall occur on such date that is (i) following the date on which the last of the conditions set forth in Article V hereof shall have been satisfied (or waived by the appropriate party) (other than any of such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date as shall have been mutually agreed upon in writing by Buyer and Seller (the "Closing Date"), provided that such date shall not be after the date that is 90 days after Execution Date (the "Scheduled Closing Date"), unless (i) Buyer has not received the Gaming Approvals on or before two (2) Business Days before the Scheduled Closing Date and (ii) Buyer deposits with the Escrow Agent an additional Four Million Six Hundred Seventy-Six Thousand Dollars ($4,676,000) (which amount shall be included in the Deposit for all purposes of this Agreement), in each case, the Closing Date shall be extended to the earlier of
(A) two (2) Business Days after Buyer receives the Gaming Approvals and (B) 30 days after the Scheduled Closing Date (the "First Extended Closing Date"); provided, further, that if (i) Buyer has not received the Gaming Approvals on or before two (2) Business Days before the First Extended Closing Date and (ii)

Buyer deposits with the Escrow Agent an additional Four Million Six Hundred Seventy-Six Thousand Dollars ($4,676,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Closing Date shall be extended to the earlier of (A) two (2) Business Days after Buyer receives the Gaming Approvals and (B) 30 days after the First Extended Closing Date (the "Second Extended Closing Date"); provided, further, that if (i) Buyer has not received the Gaming Approvals on or before two (2) Business Days before the Second Extended Closing Date and (ii) Buyer deposits with the Escrow Agent an additional Four Million Six Hundred Seventy-Six Thousand Dollars ($4,676,000) (which amount shall be included in the Deposit for all purposes of this Agreement), the Closing Date shall be extended to the earlier of (A) two (2) Business Days after Buyer receives the Gaming Approvals and (B) 30 days after the Second Extended Closing Date (the "Third Extended Closing Date"). If on the Third Extended Closing Date Buyer shall not have obtained the Gaming Approvals, Buyer shall not have an obligation to consummate the transactions contemplated hereby and Buyer or Seller may terminate the Agreement pursuant to Section 9.1(c) or Section 9.1(b), respectively. The Closing shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, NY 10036 or such other place as the parties may agree. At the Closing, all of the transactions provided for in Section 2 hereof shall be consummated on a substantially concurrent basis.

     Section 8.2.   Closing Deliveries.

               (a) At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

                    (i) a Grant, Bargain, Sale Deed, dated as of the Closing Date, substantially in the form appended hereto as Exhibit C (the "Grant, Bargain, Sale Deed"), and in proper statutory form for recording, conveying fee simple title to the Premises to Buyer, subject only to Permitted Title Exceptions, duly executed by an authorized officer of Seller;

                    (ii) an Assignment and Assumption Agreement, dated as of the Closing Date, substantially in the form appended hereto as Exhibit D (the "Assignment and Assumption Agreement"), duly executed by an authorized officer of Seller;

                    (iii) a Bill of Sale, dated as of the Closing Date, substantially in the form appended hereto as Exhibit E (the "Bill of Sale"), and an assignment of the Warranties, duly executed by an authorized officer of Seller;

                    (iv) title certificates to all Vehicles included in the Personal Property and applicable or requisite bills of sale for said Vehicles, duly executed by an authorized officer of Seller;

                    (v) a written statement duly executed by an authorized officer of Seller certifying to Buyer that the conditions set forth in Sections 5.1(b) and 5.1(c) shall have been satisfied;

                    (vi) pursuant to Section 7.1, any Insurance Proceeds received by Seller on or before the Closing Date, together with an assignment to or assertion for the benefit of Buyer all of Seller's rights against any insurance companies, Governmental Authority, or others with respect to such damage, Destruction or taking; and

                    (vii) any other documents, instruments or agreements called for under this Agreement which are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

               (b) At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

                    (i) cash in the amount of the Purchase Price (subject to Section 8.2(c)) by wire transfer of immediately available funds;

                    (ii) the Assignment and Assumption Agreement, duly executed by an authorized officer of Buyer;

                    (iii) a written statement duly executed by an authorized officer of Buyer certifying to Seller that the conditions set forth in Sections 5.2(b) and 5.2(c) shall have been satisfied; and

                    (iv) any other documents, instruments or agreements called for under this Agreement which are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

               (c) Buyer shall withhold from the Purchase Price such amount therefrom as Buyer reasonably estimates is necessary to comply with the provisions of NRS 360.525 and 612.695 until such time as Buyer obtains a certificate of the amount due from the Nevada Department of Taxation pursuant to NRS 360.525 and Seller furnishes Buyer with a receipt or certificate from the administrator of the Nevada Employment Security Division of the Nevada Department of Employment, Training and Rehabilitation showing all contributions and forfeits have been paid or none are due pursuant to NRS 612.695. If Seller does not produce such receipt or certificate within the time period specified in NRS 612.695, Buyer shall pay such withheld sum to the appropriate authority.

     Section 8.3.   Possession. Provided all of the items required by Section
8.2 have been delivered by the parties, and all of the conditions set forth in
Article V hereof have been satisfied (or waived by the appropriate party), Buyer shall take possession of the Property as of the Closing Time.

     Section 8.4.   Transfer of Inventory; Customer Front Money.

               (a) Starting at the Closing Time and effective as of the Closing Time, authorized representatives of the parties shall perform the following functions for all motor vehicles that were checked and placed in the care of
Seller: (i) mark all motor vehicles with a sticker to tape; (ii) prepare an inventory of such vehicles (the "Inventoried Vehicles") indicating the check number applicable thereto; and (iii) transfer control of the Inventoried Vehicles to an authorized representative of Buyer and secure a receipt for the Inventoried Vehicles. From and after the Closing Time, Buyer shall be responsible for the Inventoried Vehicles.

               (b) Starting at the Closing Time and effective as of the Closing Time, authorized representatives of Buyer and Seller shall take inventory of (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller and (ii) all luggage or other property of guests retained by Seller as security for unpaid accounts receivable not included in the Property or on the Reference Balance Sheet; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. Except for the property referred to in clause (ii) above, which shall be removed from the Premises by Seller prior to the Closing Date, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by representatives of Buyer and Seller promptly following the Closing Time. Buyer shall be responsible from and after the Closing Time for all baggage and other items listed in such inventory and, where the seals have been broken, for the contents thereof. Seller shall be responsible for said contents if the seals have not been broken and for all luggage or other property of guests not listed on such inventory or retained by Seller as security for unpaid accounts receivable not included in the Property. By conveying the Property to Buyer on the Closing Date, Seller shall be deemed, without further action, to have assigned any storage, warehouse or innkeepers Liens it may have under applicable Law to Buyer.

               (c) Not later than thirty (30) days prior to Closing, Seller shall use reasonable best efforts to send a notice by certified mail to the last known address of each person who has stored personal property in safe deposit boxes located at the Hotel, advising them that they must make arrangements with Buyer to continue use of their safe deposit box and that if they should fail to do so within fifteen (15) days after the date such notice is sent, the box will be opened in the presence of a representative of Seller, a representative of Buyer, and a Notary Public commissioned in the State of Nevada; and the contents of such box will be sealed in a package by the Notary Public, who shall write on the outside the name of the person who rented the safe deposit box and the date of the opening of the box in the presence of the representatives of Seller and Buyer. The Notary Public and the representatives of Seller and Buyer shall then execute a certificate reciting the name of the person who rented the safe deposit box, the date of the opening of the box and a list of its contents. The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the person who rented the safe deposit box. The package will then be placed in a vault arranged by Buyer. Pursuant to
Article X, Seller shall be responsible for and indemnify Buyer against claims of alleged missing items not contained on the certificate, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing items listed on the certificate.

               (d) Starting at the Closing Time and effective as of the Closing Time, authorized representatives of Buyer and Seller shall take inventory of all Customer Front Money and identify what Persons are entitled to what portions of such Customer Front Money. All such Customer Front Money shall be retained in the Hotel cage and listed in an inventory prepared and signed jointly by representatives of Buyer and Seller promptly following the Closing Time. Buyer shall be responsible from and after the Closing Time for all Customer Front Money and shall distribute Customer Front Money only to the Persons and only in the amounts as determined pursuant to this Section 8.4(d).

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     Section 8.5.   Expenses. All costs of the Escrow Agent, the Title Policy
and any lender's policy of title insurance shall be borne by Buyer. All Transfer Taxes arising out of, in connection with, or attributable to the transactions effected pursuant to this Agreement shall be borne by Buyer. To the extent specifically requested by Buyer in writing, Seller shall prepare and in a timely manner file all Tax Returns in respect of such Transfer Taxes; provided, however, that any such Tax Returns shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld. Except as otherwise provided herein, all other costs, fees, Taxes and expenses in connection with the transactions contemplated by this Agreement, including attorneys' fees and disbursements, shall be borne by the party incurring such costs, fees, Taxes and expenses.

     Section 8.6. Merger. The provisions hereof shall not merge with any deed or conveyance, shall survive the Closing, and shall continue in full force and effect to the extent provided herein.

     Section 8.7. Insurance Proceeds. At the Closing, Seller shall pay or credit to Buyer any Insurance Proceeds received by it on or before the Closing Date and shall assign to or assert for the benefit of Buyer all of its rights against any insurance companies, Governmental Authority, or others with respect to such damage, destruction or condemnation.

     Section 8.8.   Further Assurances; Post-Closing Cooperation.

               (a) From time to time after the Closing, at Buyer's request and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions consistent with this Agreement as Buyer may reasonably deem necessary in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to the Property and, to the full extent permitted by Law, to put Buyer in actual possession and operating control of the Business and the Property and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and all other agreements of assignment, conveyance, or transfer contemplated herein.

               (b) Following the Closing, each party will afford the other party, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing Time and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights or obligations under this Agreement, (iii) compliance with the requirements of any Governmental Authority, (iv) the determination or enforcement of the rights or obligations of any party to this Agreement or (v) any actual or threatened Proceeding. Each party further agrees for a period of seven (7) years commencing on the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party first offers in writing to surrender such books, records and other data to the other party and such other party does not agree in writing to take possession thereof within ten (10) days after such offer is made.

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

               (c) If, in order to properly prepare its Tax Returns, other documents or reports required to be filed with Governmental Authorities or its financial statements or to fulfill its obligations hereunder, a party needs to be furnished with additional information, documents or records relating to the Business not referred to in Section 8.8(b), and such information, documents or records are in the possession or control of the other party hereto, such other party shall use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense.

               (d) Notwithstanding anything to the contrary in this Section 8.8, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records shall be governed by applicable rules relating to discovery, rather than by Sections 8.8(b) and (c).

                                   ARTICLE IX.

                                   TERMINATION

     Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing by:

               (a)  mutual written consent of Seller and Buyer;

               (b) Seller, if the Closing shall not have occurred on or before the date that is 90 days after the Execution Date, 2004; provided, however, that such date shall be extended by the number of days that the Closing Date has been extended pursuant to Section 8.1 (such date, as it may be extended from time to time, the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Seller if Seller has failed to perform in any material respect any of its obligations under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before the Outside Date;

               (c) Buyer, if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Buyer if Buyer has failed to perform in any material respect any of its obligations under this Agreement and such failure has been the cause of, or results in, the failure of the Closing to occur on or before the Outside Date;

               (d) either Seller or Buyer, if a competent Governmental Authority shall have issued a ruling, order or injunction, or taken any other action which, in any such case, permanently restrains, enjoins, prohibits or prevents consummation of the transactions contemplated hereby and such denial, ruling, order, injunction or other action shall have become final and non-appealable; provided, however, that (i) the right to terminate this Agreement under this Section 9.1(d) shall not be available to a terminating party if the terminating party has failed to perform in any material respect any of its obligations under this Agreement and such failure has been the cause of, or results in, the issuance by the Governmental Authority of such ruling, order, injunction or other action; and (ii) the party seeking to terminate this Agreement pursuant

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

to this Section 9.1(d) shall have used its reasonable best efforts to remove such ruling, order, injunction or other action in all material respects;

               (e) either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained herein), if (i) there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of the other party, (ii) such breach has rendered the satisfaction of any conditions contained in Article V hereof impossible, (iii) such breach has not been waived by the terminating party, and
(iv) such breach has not been cured within fifteen (15) Business Days following the terminating party's written notice of such breach; or

               (f)  Buyer, if permitted to do so pursuant to the terms of
Section 7.1 or otherwise pursuant to the terms of this Agreement.

     Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Sections 6.2(b), 6.8(d), 9.2 and 9.3, which shall survive termination of this Agreement; provided, however, that nothing contained in this
Section 9.2 shall relieve either party to this Agreement from liability to the other party for any willful breach of this Agreement; provided, further, that (except in the case of a willful breach of this Agreement by Seller) Buyer's sole and exclusive remedy (and Seller's sole and exclusive liability) under this Agreement for a breach by Seller under this Agreement shall be for Buyer's out-of-pocket costs and expenses (including reasonable attorney's fees) in connection with the negotiation of this Agreement and related investigations and closing preparations and the return of the Deposit to the Buyer. In the event this Agreement is terminated, Buyer will redeliver all documents, work papers and other materials of Seller relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, in accordance with the terms of the Confidentiality Agreement.

     Section 9.3.   Deposit; Liquidated Damages.

               (a) In the event that this Agreement is terminated, and at or prior to such time of termination either (x) there shall have been a breach by Buyer of any of the representations, warranties, agreements or covenants set forth in this Agreement (including the exhibits and schedules hereto) that has not been cured within any applicable cure period, or (y) on the Outside Date, Buyer shall not have obtained the proceeds of the Financing or shall not have obtained the Buyer Licenses (including the Gaming Approvals), then, in each case, the Deposit (and any interest thereon) will be delivered to Seller by the Escrow Agent. In the event that this Agreement is terminated for any other reason, the Deposit (and any interest thereon, but less the Escrow Agent's fees and expenses) will be returned to Buyer.

               (b)  The parties hereto agree that the provisions contained in
Section 9.2 and Section 9.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 9.2 and Section 9.3(a) of this Agreement are uncertain and incapable of accurate calculation and that the amounts

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

payable pursuant to Section 9.2 and Section 9.3 hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 9.2 and Section 9.3 hereof constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy in the event of termination of this Agreement on the bases specified in such section (it being agreed and understood that nothing in this Section 9.3 is intended to limit Seller's remedies in the event of a willful breach by Buyer). If Buyer fails to pay to Seller (including by preventing the timely delivery by the Escrow Agent) any amounts due under Section 9.3, in accordance with the terms hereof, Buyer shall pay the costs and expenses (including legal fees and expenses) of Seller in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

               (c) Any amounts not paid when due pursuant to this Section 9.3 shall bear interest from the date such payment is due until the date paid at a rate equal to LIBO plus three (3) percent. For purposes of this Agreement, LIBO shall mean the current LIBO rate as quoted by Citibank, N.A., adjusted for reserve requirements, if any, and subject to customary change of circumstance provisions, for interest periods of six (6) months.

               (d) In the event the foregoing liquidated damages provision is declared void or unenforceable by a court of competent jurisdiction (and as a result, Seller does not receive liquidated damages), then Seller may elect to pursue any and all remedies available to it at Law or in equity, including actual damages; provided, however, that neither Seller nor Buyer may challenge the validity of this Section 9.3.

     Section 9.4. Mutually Exclusive Remedies. The termination rights under this Article IX may not be exercised or invoked in the event this Agreement is terminated by either party in accordance with the provisions of Article VII.

                                   ARTICLE X.

                            SURVIVAL; INDEMNIFICATION

     Section 10.1. Survival of Representations And Warranties. The representations and warranties in this Agreement shall not merge into any instrument of conveyance delivered at Closing and shall survive Closing (x) in the case of the representation and warranty set forth in Section 3.13(c) hereof, until the expiration of the applicable statute of limitations with respect thereto and (y) in the case of all other representations and warranties in this Agreement, for a period of two hundred seventy (270) days (and thus no claim for any breach thereof may be asserted, in the case of clause (x) hereof, after the expiration of such statute of limitations and, in the case of clause (y) hereof, after the expiration of such 270 day period, under any circumstances). The covenants and agreements of the parties hereto shall survive in accordance with their respective terms.

     Section 10.2.  Seller Indemnification.

               (a) Subject to the terms, conditions and limitations contained in this Article X, each of Parent and Seller, jointly and severally, agrees to indemnify and hold Buyer, its Affiliates and their respective successors, officers, directors, shareholders and employees (collectively, the

"Buyer Indemnitees") harmless at all times after Closing in respect of any and all liabilities, damages, losses, judgments, costs and expenses, including reasonable attorneys' fees (collectively, "Losses"), suffered or incurred by any Buyer Indemnitee, arising from, by reason of or in connection with:

                    (i)   the Excluded Property;

                    (ii)  the Excluded Liabilities; and

                    (iii) subject to Sections 4.6 and 10.1, (x) any breach of, or inaccuracy in, any representation or warranty of Seller set forth in this Agreement or any certificate, instrument or agreement provided for in this Agreement, in either case without regard to any reference to materiality or Material Adverse Effect, or (y) the failure to perform, in any material respect, any covenant or agreement of Seller set forth in this Agreement or in any certificate, instrument or agreement provided for in this Agreement.

               (b) Except for Losses which result from any fraudulent acts on the part of Parent or Seller in connection with any representations, the indemnification obligations of Parent or Seller pursuant to Section 10.2(a)(iii)(x) shall not be effective until the aggregate dollar amount of all Losses indemnified against thereunder that would otherwise be indemnifiable by Parent or Seller pursuant to this Agreement exceeds Seller's Threshold Amount, at which point such obligations shall be effective only as to the amount of such Losses in excess of Seller's Threshold Amount. Further, excluding Losses which arise under Sections 10.2(a)(i), (ii), and (iii)(y) and excluding Losses which result from fraudulent acts on the part of Parent or Seller in connection with any representation, neither Parent's nor Seller's liability to Buyer under this
Section 10.2 for Losses shall exceed Seller's Liability Cap in the aggregate.

     Section 10.3. Buyer Indemnification. Subject to other terms and conditions of this Agreement, Buyer covenants and agrees to indemnify and save and hold Seller, Parent, their respective Affiliates and successors, officers, directors, shareholders and employees (collectively, the "Seller Indemnitees") harmless at all times after Closing in respect of any and all Losses suffered or incurred by any Seller Indemnitee, arising from, by reason of or in connection with:

               (a) the Property, accruing on or after the Closing Date, provided, however, that Buyer shall not indemnify any Seller Indemnitee for Losses resulting from acts, omissions, or occurrences prior to the Closing;

               (b)  the Assumed Liabilities, including those set forth in
Article XI (subject to any limitations set forth therein);

               (c) subject to Section 10.1, (x) any breach of, or inaccuracy in, any representation or warranty of Buyer set forth in this Agreement or in any certificate, instrument or agreement provided for in this Agreement, in either case without regard to any reference to materiality or Material Adverse Effect or (y) the failure to perform, in any material respect, any covenant or agreement of Buyer set forth in this Agreement or any certificate, instrument or agreement provided for in this Agreement;

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

               (d) any liability resulting from Buyer's Inspection prior to Closing as expressly set forth in Section 6.2; and

               (e) any liability resulting from Buyer's use of the Hilton Intangible Property.

     Section 10.4. Scope of Indemnification. The indemnifications provided in this Article X (x) are not limited to third party claims but include Losses incurred or sustained by the indemnified party in the absence of third party claims and (y) except for the right to pursue equitable remedies and for acts constituting fraud and criminal misconduct, shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, with respect to the subject matters of the indemnification provisions of this Article X.

     Section 10.5.  Indemnification Claims.

               (a) All claims for indemnification by any party entitled to indemnification under this Article X (an "Indemnified Party") based on or arising from a third party claim shall be asserted and resolved as set forth in this Section 10.5. In the event that any claim or demand by a third party for which a party hereto (the "Indemnifying Party") may be required to indemnify the Indemnified Party hereunder (a "Claim") is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable, but in no event more than ten (10) Business Days following such Indemnified Party's receipt of notice of such Claim, notify the Indemnifying Party in writing of such Claim, and such notice shall specify (to the extent known) in reasonable detail the amount of such claim and any relevant facts and circumstances relating thereto (the "Demand"); provided, however, that any failure to give such prompt notice or to provide any such facts and circumstances shall not constitute a waiver of any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby.

               (b) The Indemnifying Party shall have thirty (30) days from delivery of the Demand to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Claim; provided, however, that an election by the Indemnifying Party during such thirty-day period not to defend the Indemnified Party against such Claim shall not preclude the Indemnifying Party from electing to defend, or participate in the defense of, the Indemnified Party from such Claim at a later time; and provided, further, that any election by the Indemnifying Party to defend a Claim shall not be construed to be an admission as to liability for indemnification hereunder.

               (c) If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, then the Indemnified Party shall defend such Claim by appropriate proceedings and shall control the defense of such Claim; provided, however, that the Indemnifying Party shall have the right to consent to the counsel chosen to represent the Indemnified Party in such defense, which consent shall not be unreasonably withheld or delayed. In such case, the Indemnified Party may not without the written consent of the Indemnifying Party settle or compromise such action or consent to the entry of any judgment which (i) does not include as an unconditional term thereof, a written release from all liability with respect to such claim or (ii) imposes equitable remedies or material obligations on the Indemnifying Party other than financial obligations for which the Indemnified Party may be indemnified hereunder.

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

The Indemnified Party shall cooperate with the Indemnifying Party, including giving the Indemnifying Party and its counsel reasonable access to the personnel, business records and other documents relating to the defense of such Claim and permitting consultations with the counsel and other advisors of the Indemnified Party.

               (d) In the event that the Indemnifying Party notifies the Indemnified Party that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; provided, however the Indemnified Party shall not settle, admit or in any other way materially prejudice a Claim which is indemnifiable hereunder by the Indemnifying Party without the written consent of the Indemnifying Party. The Indemnifying Party may not without the written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, settle or compromise any action or consent to the entry of any judgment; provided, however, that the Indemnifying Party may settle or compromise any action if such settlement or compromise (i) involves only the payment of money and (ii) the Indemnifying Party obtains a reasonably satisfactory release from the third party in favor the Indemnified Party.

     Section 10.6.  Other Indemnification Matters.

               (a) Notwithstanding anything in this Agreement to the contrary, the liability of the Indemnifying Party to indemnify any Indemnified Party against any Losses with respect to a Claim shall be limited to claims for indemnification with respect to which the Indemnified Party has given to the Indemnifying Party a Demand within the applicable survival period as set forth in Section 10.1.

               (b) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which an indemnification claim has been made and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit obtained or obtainable by the Indemnified Party with respect to such Losses.

               (c) Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no indemnification pursuant to this Agreement by Seller or Buyer for any special, incidental, punitive, consequential or similar damages.

               (d) All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

                                   ARTICLE XI.

                               EMPLOYMENT MATTERS

     Section 11.1.  Transferred Employees.

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

               (a) Between the Execution Date and the Closing Date, Buyer shall make offers of employment to all Current Business Employees, effective as of the Closing Date, on terms and conditions comparable to the terms and conditions of their employment by the Seller immediately prior to the Closing Date; provided, however, that Buyer, in its sole discretion and consistent with all applicable Law, shall not be required to make offers of employment to Nonrepresented Employees that are identified by Buyer and communicated to Seller at least fourteen (14) days prior to the Closing Date. Current Business Employees who accept such offers of employment with Buyer as of the Closing Date are referred to herein as "Transferred Employees." Current Business Employees who are not Transferred Employees, whether or not offered employment by Buyer, are herein referred to as "Retained Employees." Notwithstanding anything to the contrary in this Section 11.1, nothing herein shall restrict Buyer from terminating the employment, for any reason, of any Transferred Employee following the Closing Date.

               (b) Subject to the terms and conditions of any Collective Bargaining Agreement which is currently in effect or which may be in effect at any time in the future, for a period of at least one (1) year immediately following Closing, Buyer shall provide the Transferred Employees with (i) base compensation, bonus opportunity, annual and long-term incentive compensation and severance, in each case that is no less favorable than that which the Transferred Employees were provided immediately prior to Closing; and (ii) health and welfare benefits which are no less favorable than those which the Transferred Employees were provided immediately prior to Closing. Buyer shall ensure that the Buyer Benefit Plans treat employment with Seller or any ERISA Affiliate prior to the Closing Date the same as employment with any of Buyer, its parent and its subsidiaries from and after the Closing Date for purposes of eligibility, vesting, and benefit accrual under the Buyer Benefit Plans (except
(x) to the extent giving such credit would result in the duplication of benefits and (y) benefit accruals under any defined benefit plan (whether or not tax qualified)). Buyer shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan in which the Transferred Employees participate immediately prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date during the plan year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements for the calendar year in which the Closing occurs under any welfare benefit plans that such employees are eligible to participate in after the Closing Date.

     Section 11.2. WARN Act. Notwithstanding Section 11.1(a), Buyer shall extend offers of employment to a sufficient number of Current Business Employees so as not to effectuate, with respect to any site of employment or facility of the Seller or any Subsidiary, a "plant closing" or "mass layoff" (as such terms are defined in the WARN Act). Buyer alone shall be responsible for giving any notices as may be required by the WARN Act and shall be solely liable for the payment of any amounts that may become due under the WARN Act. On or following Closing, Buyer shall comply with all provisions of the WARN Act with respect to all Transferred Employees. As part of its obligations under Section 10.3, Buyer shall indemnify, defend and hold Seller harmless from and against any liability to any Current Business

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

Employees or any Governmental Authority that may result to Seller based on Buyer's failure to comply with any provision of the WARN Act as required by this
Section 11.2, including, but not limited to, fines, back pay and attorneys' fees.

     Section 11.3. COBRA. Buyer shall provide COBRA notification and, if timely elected, continuation coverage with respect to any Transferred Employee who is terminated by Buyer on or after the Closing Date. Seller shall be responsible for COBRA notification and coverage with respect to Retained Employees.

     Section 11.4. Collective Bargaining Agreements. Upon Closing, Buyer shall become a successor employer and shall assume all obligations under, and be bound by, the collective bargaining agreements listed as items 6, 8(a) and 8(b) on
Schedule 3.12 of the Disclosure Schedule (the "Assumed Collective Bargaining Agreements" and, together with the other collective bargaining agreements listed on such Schedule 3.12, the "Collective Bargaining Agreements"). As soon as reasonably practicable following the Execution Date, Seller shall advise each union which is a party to any Collective Bargaining Agreement of the pending sale of the Business.

     Section 11.5. Multiemployer Pension Plans. On or before the Closing Date, Seller shall use reasonable efforts to obtain and furnish to Buyer written representations from all Multiemployer Pension Plans advising Seller of its potential withdrawal liability with respect to each such Multiemployer Pension Plan as of the most recent date practicable before the Closing Date. As of the Closing Date, Buyer shall be substituted for Seller as the contributing employer under each Multiemployer Pension Plan. Buyer shall take all action necessary to comply with Section 4204 of ERISA, including, without limitation; (i) from and after the Closing Date, contributing to any Multiemployer Pension Plan for substantially the same number of contribution base units for which Seller had an obligation to contribute to the Multiemployer Pension Plan, all as required by
Section 4204(a)(1)(A) of ERISA; (ii) providing to the respective Multiemployer Pension Plans for the period required by Section 4204(a)(1)(B) of ERISA a bond or other security permitted by such section in the amount required by such section which is payable to the Multiemployer Pension Plan in accordance with such section, or obtaining a variance from such requirement by the end of the first plan year subsequent to Closing; and (iii) otherwise complying with the obligations of a "purchaser" under Section 4204 of ERISA. Seller shall (A) assume the secondary liability to the Multiemployer Pension Plans contemplated by Section 4204(a)(1)(C) of ERISA in the event and to the extent provided in such section; and (B) otherwise comply with the obligations of a "seller" under
Section 4204 of ERISA. Buyer agrees to indemnify and hold Seller harmless from any other liability, cost, expense or damage suffered or incurred by Seller (including secondary liability pursuant to the foregoing) in connection with any withdrawal, whether partial or complete, or contribution default occurring on or after the Closing Date under any Multiemployer Pension Plan and ERISA Section 4203 or 4205. Notwithstanding the foregoing, Seller agrees to indemnify and hold harmless, following the Closing Date, each Buyer Indemnitee in respect of any and all Losses suffered or incurred by such Buyer Indemnitee, arising from, by reason of, or in connection with, any breach of, or inaccuracy in any representation and warranty set forth in Section 3.13(c) hereof (it being understood that Section 10.2(b) shall not apply in respect of this sentence).

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     Section 11.6.  401(k) Plans. Effective as of the Closing Date, Buyer shall establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code (the "Buyer 401(k) Plan"). Subject to the terms and conditions of any Collective Bargaining Agreement which is currently in effect or which may be in effect at any time in the future, each Transferred Employee who satisfies the eligibility requirements of the Seller Benefit Plan which is a defined contribution retirement plan (the "Seller 401(k) Plan") shall become eligible to participate in the Buyer 401(k) Plan on the date he or she is hired by Buyer and, for purposes of vesting of contributions, shall be credited for all periods of service with Seller or any other entity if so credited with such service under Seller's 401(k) Plan. As soon as practicable after the Closing Date, Seller shall cause the trustees of Seller's 401(k) Plan to transfer to the trustees or other funding agent of the Buyer 401(k) Plan, the amounts representing the account balances of the Transferred Employees, said amounts to be established as account balances or accrued benefits of such individuals under the Buyer 401(k) Plan; provided, however, that Seller shall not transfer funds to the Buyer 401(k) Plan until and unless the Buyer provides to the Seller's reasonable satisfaction proof of qualification of the Buyer 401(k) Plan. Each such transfer shall comply with
Section 414(l) of the Code and the requirements of ERISA and the regulations promulgated hereunder. The assets to be transferred pursuant to this Section
11.6 shall be in cash, or to the extent mutually agreed upon by Seller and Buyer or as required by Law, in kind. Notwithstanding the foregoing, Seller's 401(k) Plan and the Buyer 401(k) Plan shall be amended, as necessary, to provide that any Transferred Employees with an outstanding loan under Seller's 401(k) Plan shall be entitled to have such loan transferred to the Buyer 401(k) Plan and Buyer shall maintain such loan under the Buyer 401(k) Plan. Until the time of such transfer, Buyer shall make payroll deductions in respect of required payments under any such loan and forward such amounts to Seller as payments on such loan. At the time and to the extent that assets held in the trust with respect to the Seller 401(k) Plan are paid to the trust under the Buyer 401(k) Plan pursuant to this Section 11.6, the Buyer 401(k) Plan shall assume all liabilities of the Seller 401(k) Plan for the payment of benefits transferred to the trust under the Buyer 401(k) Plan, and such transfer shall be in full discharge of all obligations of the Seller 401(k) Plan in respect thereof; provided, however, that neither Buyer nor the Buyer 401(k) Plan shall assume any liability for Seller having failed to properly value the accounts of Transferred Employees under the Seller 401(k) Plans in connection with the transfer of accounts contemplated by this Section 11.6 or for any other matter relating to the administration or the investment of the assets of the Seller 401(k) Plans prior to Closing.

     Section 11.7. No Assumption. Except as otherwise provided above, Buyer shall not assume any of the Seller Benefit Plans.

     Section 11.8. No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Employee by Buyer or under any Buyer Benefit Plan.

                                  ARTICLE XII.

                                  MISCELLANEOUS

     Section 12.1. Brokerage Fees. Each of the parties hereto represents and warrants to the other that it has not entered into any agreement for the payment of any broker's, finder's or similar fees, compensation or expenses to any Person in connection with the transactions contemplated herein, except for SG Cowen Securities Corporation and CB Richard Ellis, the fees, compensation and expense of which shall be the sole responsibility of Seller. The fees, compensation and expenses of any brokers, finders or similar parties action on behalf of Buyer shall be the sole responsibility of Buyer. Each party hereto agrees to indemnify and hold and save the other harmless from any such fees, compensation or expenses which may be suffered by reason of any such agreement or purported agreement by the indemnifying party.

     Section 12.2.  Notices.

               (a) Any and all notices and demands by any party hereto to any other party or the Escrow Agent, required or desired to be given hereunder shall be in writing and shall be validly given or made only if: (i) delivered by hand;
(ii) delivered by FedEx or other similar overnight delivery or courier service which keeps records of deliveries; or (iii) served by telecopy or similar facsimile transmission, so long as such method is followed up by one of the methods set forth in (i) or (ii). Service of notice by method (i) or (ii) shall be effective upon receipt. Service of notice by telecopy or similar facsimile transmission shall be effective upon the printing by sender of a positive confirmation sheet, so long as such sheet reflects that the fax was received during Business Hours. Facsimile transmissions shown as having been received at any other time shall be deemed received on the next Business Day. Notice on behalf of a party may be signed and sent by any attorney for such party.

               (b) Parent's and Seller's Address. Any notice or demand to Parent or Seller shall be addressed to Seller at:

                                Harry C. Hagerty, III
                                Executive Vice President and Chief Financial
                                Officer
                                Park Place Entertainment Corporation
                                3930 Howard Hughes Parkway
                                Las Vegas, Nevada 89109
                                Facsimile: (702) 699-5190

               with a copy to:  Bernard E. DeLury, Jr.
                                Executive Vice President and General Counsel
                                Park Place Entertainment Corporation
                                3930 Howard Hughes Parkway
                                Las Vegas, Nevada 89109
                                Facsimile: (702) 699-5110

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

               with a copy to:  Martha E. McGarry
                                Skadden, Arps, Slate, Meagher & Flom LLP
                                4 Times Square
                                New York, New York 10036
                                Facsimile: (212) 735-2000

               (c) Buyer's Address. Any notice or demand to Buyer shall be addressed to Buyer at:

                                Nicholas L. Ribis
                                c/o Colony Capital, LLC
                                660 Madison Avenue
                                Suite 1600
                                New York, NY 10021
                                Telecopy No.: (212) 593-5433

               with a copy to:  Thomas M. Cerabino
                                Willkie Farr & Gallagher LLP
                                787 Seventh Avenue
                                New York, New York 10019
                                Telecopy No.: (212) 728-8111

               (d) Escrow Agent's Address. Any notice or demand to the Escrow Agent shall be addressed to Escrow Agent at:

                                Troy Lochhead
                                Nevada Title Company
                                2500 North Buffalo Drive, Suite 150
                                Las Vegas, Nevada 89128
                                Facsimile: (702) 251-3186

               (e) Change of Address. Each of the parties and the Escrow Agent may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.

     Section 12.3. Waiver of Jury Trial. Each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate the subject matter of this Agreement or any of the transactions contemplated hereby, including contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement, any of the transactions contemplated hereby or to any other document or Agreement relating to the transactions contemplated hereby.

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

     Section 12.4. Service of Process; Consent To Jurisdiction. The parties hereto hereby irrevocably submit and consent to the non-exclusive jurisdiction of any federal or state court located within New York County, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The parties hereto irrevocably consent to the service of any process, pleading, notice or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party's address set forth in Section 12.2 or permitted under New York law.

     Section 12.5. Governing Law. The internal laws of the State of New York applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement.

     Section 12.6. Specific Performance. The parties agree that Buyer's remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, and except as provided in Section 9.3(b) hereof, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement the party or parties who are or are to be aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

     Section 12.7. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any party's rights or obligations hereunder shall be assignable or otherwise transferable, in whole or in part (whether by merger, sale of stock, sale of all or substantially all of the assets or business, operation of law or otherwise), without the prior written consent of the other parties hereto, except that: Buyer may assign, in its sole discretion, any of or all of its rights, interests and (except with respect to clause (i) below) obligations under this Agreement (i) to the banks or other lenders providing the debt financing to be incurred by Buyer in connection with the Closing for security purposes, or (ii) to either any controlled Affiliate of Colony (so long as such Affiliate remains at all times thereafter an Affiliate of Colony) or any controlled Affiliate of Thomas Barrack (so long as such Affiliate remains at all times thereafter an Affiliate of Thomas Barrack); provided, however, that in any such case (i) such Affiliate assumes all of Buyer's agreements and obligations hereunder, (ii) no such assignment shall relieve Buyer from any of its agreements and obligations hereunder, and (iii) no such assignment in any way (x) shall adversely effect the ability to receive, or delay the receipt of, the Gaming Approvals contemplated by this Agreement or (y) shall adversely effect or delay the transactions contemplated by this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective permitted successors and assigns.

     Section 12.8. Severability. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition (after giving effect to the next sentence in this Section 12.8) does not materially impair the ability of the parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable term, provision, covenant or condition, there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable term, provision, covenant or condition as may be possible.

     Section 12.9. Entire Agreement; Amendment. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties hereto pertaining to the subject matter contained in it and supersedes all prior agreements, representations and understandings of the parties hereto, including any "letter of intent," "letter of understanding," or similar document. No addition to, amendment or modification of this Agreement shall be made or be binding unless executed in writing by all the parties hereto. Except as may be otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing executed by the party making the waiver.

     Section 12.10. Attorneys' Fees For Disputes. In the event any action is commenced by either party against the other in connection herewith, including any bankruptcy proceeding, the prevailing party shall be entitled to recover, in addition to its costs of enforcement, its costs and expenses, including reasonable attorneys' and consultants' fees.

     Section 12.11. Time of Essence. Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.

     Section 12.12. Interpretation.

               (a) Captions. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

               (b) Pronouns. Personal pronouns shall be construed as though of the gender and number required by the context, and the singular shall include the plural and the plural the singular as may be required by the context.

               (c) No Party Deemed Drafter. The parties hereto agree that neither party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or equity, such court shall not construe this Agreement or any provision hereof against either party as the drafter of the Agreement. Seller and Buyer, and each of them, acknowledge that both parties hereto have contributed substantially and materially to the preparation hereof.

               (d) No Limitation. No specific representation, warranty, covenant or condition contained herein shall be deemed to modify or limit any general representation, warranty, covenant or condition contained herein.

     Section 12.13. Recordation. Neither this Agreement, nor any memorandum or other notice of this Agreement shall be recorded without the consent of both parties hereto, which consent may be withheld in either party's sole discretion.

     Section 12.14. Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which when executed by and delivered shall be an original, but all such counterparts shall constitute one and the same Agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

     Section 12.15. Waiver of Condition. Any and all terms, covenants, conditions, representations and warranties contained herein for the benefit of Buyer may be waived in writing by Buyer in its sole and absolute discretion, in whole or in part. Any and all terms, covenants, conditions, representations and warranties contained herein for the benefit of Seller may be waived in writing by Seller in its sole and absolute discretion, in whole or in part.

                                  ARTICLE XIII.

                                   DEFINITIONS

     Section 13.1. Defined Terms. As used in this Agreement, the terms set forth below shall have following meanings:

     "Advance Reservations and Deposits" has the meaning given in Section
1.1(o).

     "Affiliate" has the meaning set forth in the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

     "Agreement" has the meaning given in the preamble.

     "Allocation Schedule" has the meaning given in Section 2.3(a).

     "Assignment and Assumption Agreement" has the meaning given in Section 8.2(a)(ii).

     "Assumed Collective Bargaining Agreements" has the meaning given in Section 11.4.

     "Assumed Liabilities" has the meaning given in Section 1.3.

     "Auditor" has the meaning given in Section 2.6(b).

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

     "Bill of Sale" has the meaning given in Section 8.2(a)(iii).

     "Business" means the business conducted on or with respect to the Hotel.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in Las Vegas, Nevada are authorized by Law to close.

     "Business Employee" means each current employee, full-time or part-time (including active employees as well as those employees who are on vacation, leave of absence, disability, maternity leave or other approved absence) of the Seller, who, as of immediately prior to the Closing Date, is determined by the Seller to be performing substantially all of such employee's services in connection with or for the benefit of the Business (collectively, "Current Business Employees") and each former employee of Seller who, immediately prior to termination of employment, was performing substantially all of such employee's services in connection with or for the benefit of the Business.

     "Business Hours" means the hours between 9:00 a.m. and 5:00 p.m., Las Vegas time on a Business Day.

     "Buyer" has the meaning given in the preamble.

     "Buyer 401(k) Plan" has the meaning given in Section 11.6.

     "Buyer Benefit Plan" means any plan, agreement or arrangement maintained or contributed to by the Buyer for the benefit of its employees.

     "Buyer Indemnitees" has the meaning given in Section 10.2(a).

     "Buyer Licenses" means all licenses, registrations, findings of suitability, permits and approvals (including gaming licenses and liquor licenses) required to be obtained by Buyer or any other Person in order permit Buyer to lawfully operate the Business in the manner desired by Buyer.

     "Buyer Proration Amount" has the meaning given in Section 2.4(d).

     "Buyer's Representatives" has the meaning given in Section 6.2.

     "Cash" has the meaning given in Section 1.1(n).

     "Casino Receivables" means any "credit instrument" as such term is defined in NRS 463.01467.

     "Circulating Chips and Tokens" has the meaning given in Section 1.3(f).

     "Claim" has the meaning given in Section 10.5(a).

     "Closing" means the proceedings pursuant to which the sale by Seller to Buyer and purchase by Buyer from Seller of the Property is consummated on the Closing Date.

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

     "Closing Balance Sheet" means the balance sheet for the Business as of the Closing Time prepared in accordance with Section 2.6 and the Reference Balance Sheet.

     "Closing Date" has the meaning given in Section 8.1.

     "Closing Date Reference Working Capital" has the meaning given in Section 2.6(a).

     "Closing Time" means 11:59 p.m. on the day immediately preceding the Closing Date.

     "COBRA" means, collectively, Sections 601 through 609 of ERISA and Section 4980B of the Code.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collective Bargaining Agreements" has the meaning given in Section 11.4.

     "Colony" means Colony Capital, LLC, a Delaware limited liability company.

     "Confidentiality Agreement" has the meaning given in Section 6.2(b).

     "Connection Card" means the player loyalty program of Park Place.

     "Consumables" has the meaning given in Section 1.1(q).

     "Contracts" means all contracts, leases, licenses, purchase orders and other agreements relating to the Property which exist as of the Closing Date which are either (i) listed on Schedule 1.1(j) of the Disclosure Schedule; (ii) not listed on Schedule 1.1(j) of the Disclosure Schedule, but reflected in the income statements of Seller prepared through the Closing Date and which are not otherwise material to the Business and Property taken as a whole; (iii) not listed on Schedule 1.1(j) of the Disclosure Schedule, but consist of a purchase order entered into by Seller in the ordinary course of business; (iv) the Monorail Documents; or (v) any contract, lease, license, purchase order or other agreement relating to the Business which was entered into by Seller during the Pre-Closing Period with the approval of Buyer or which did not require the approval of Buyer pursuant to Section 6.1(b).

     "CRC" means Conrad International Royalty Corporation, a Nevada corporation.

     "Customer Front Money" means all money on deposit in the Hotel cage belonging to, and stored in an account for, any Persons.

     "Customer Information" means all customer lists, player lists, records and files relating to customers of the Hotel.

     "Demand" has the meaning given in Section 10.5(a).

     "Deposit" has the meaning given in Section 2.2(a).

     "Deposit Escrow Agreement" has the meaning given in Section 2.2(a).

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

     "Destruction" has the meaning given in Section 7.1.

     "Determination Date" has the meaning given in Section 2.6(b).

     "Disclosure Schedule" means the schedule delivered by Seller on the date hereof (as such schedule may be amended from time to time during the Pre-Closing Period by any amendments delivered by Seller to Buyer) setting forth the exceptions to the representations and warranties set forth in Article III and certain other information called for by this Agreement.

     "Distribution Agreement" means that certain Distribution Agreement, dated December 31, 1998, between Hilton Hotels and Parent.

     "Environmental Laws" means any federal, state or local statute, law, ordinance, order, rule or regulation pertaining to health, industrial hygiene or the environment, including: the Resource Conservation and Recovery Act of 1976, as now or hereafter amended (42 U.S.C. Section 6901 et seq.); the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended (42 U.S.C. Section 9601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986, as now or hereafter amended (42 U.S.C.
Section 11001 et seq.); the Federal Hazardous Substances Act, as now or hereafter amended (15 U.S.C. Section 1261 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as now or hereafter amended (7 U.S.C. Section 136 et seq.); the Federal Water Pollution Control Act, as now or hereafter amended (33 U.S.C. Section 1251 et seq.); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801 et seq.); the Occupational Safety and Health Act of 1970, as now or hereafter amended (29 U.S.C. Section 651 et seq.); the Toxic Substances Control Act, as now or hereafter amended (15 U.S.C. Section 2601 et seq.); Nev. Rev. Stat. chs. 444, 445A, 445B, 459, 477, 590 and 618, each as now or hereafter amended; and the regulations, rules and orders promulgated under each of them; and all local ordinances and rules regulating one or more Hazardous Substance.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" has the meaning given in Section 3.13(a).

     "Escrow" means an escrow established with the Escrow Agent.

     "Escrow Agent" means Stewart Title of Nevada.

     "Excluded Liabilities" has the meaning given in Section 1.4.

     "Excluded Property" has the meaning given in Section 1.2.

     "Excluded Tax Liabilities" means (i) any Taxes (including without limitation Taxes based on or related to income or receipts, room Taxes, sales and use Taxes, entertainment Taxes and any other Taxes that are levied on the Property) relating to the Business or Property for any period ended prior to the Closing Date, and (ii) any Taxes of Seller or of any Person, that Seller has assumed or become liable for as a transferee or successor, by contract, or otherwise.

     "Execution Date" has the meaning given in the preamble.

     "Existing Survey" means the ALTA survey of the Premises prepared by The Keith Companies and dated December 19, 2003, a copy of which has been delivered to Buyer.

     "Final Working Capital Adjustment" has the meaning given in Section 2.6(c).

     "Financing" has the meaning given in Section 4.8.

     "First Extended Closing Date" has the meaning given in Section 8.1.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "Gaming Approvals" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the ownership, operation, management and development of the Business.

     "Gaming Authorities" means those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction and, within the State of Nevada specifically, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board and all other state and local regulatory and licensing bodies with authority over gaming in the State of Nevada and its political subdivisions.

     "Gaming Laws" means all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of Nevada, including without limitation, the Nevada Gaming Control Act, as codified in Chapter 463 of the NRS, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.

     "Gaming Receivable" means any "Credit instrument," as such term is defined in NRS Section 463.

     "Governmental Authority" means any federal, state, municipal or local government, governmental authority, agent or body, including the Gaming Authorities, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

     "Grant, Bargain, Sale Deed" has the meaning given in Section 8.2(a)(i).

     "Hazardous Materials" means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated byphenyls, and (b) any other chemicals, substance, material, fungi or mold, mixture, compound, hydrocarbon, pollutant or waste classified or regulated under Environmental Laws.

     "Hilton Grand Vacations" means Hilton Grand Vacations Development Company-Las Vegas, a Nevada general partnership, or Hilton Grand Vacations Development Company-Las Vegas, LLC, a Nevada limited liability company, as applicable.

     "Hilton Hotels" means Hilton Hotels Corporation, a Delaware corporation.

     "Hilton Intangible Property" means any intangible property involving or using the name or mark "Hilton" or "Hilton Hotels", and any derivative names or marks, and all patents, copyrights, trademarks, trade names, service marks, URL's, displays, symbols, color arrangements, designs and logos with respect thereto, all related applications and registrations, and all goodwill associated therewith.

     "Hilton License Agreement" means that Assignment and License Agreement, dated as of December 31, 1998, by and among Hilton Hotels, CRC and Park Place, as amended to date, relating to the use by Seller of certain assets proprietary to Hilton Hotels and/or CRC (including the Hilton Intangible Property) in connection with the operation of the Business.

     "Hotel" has the meaning given in the recitals hereto.

     "Hotel Customer Data" means all information pertaining to customers of the Hotel in Seller's database with respect to such customers' activities at the Hotel, who have had activity at the Hotel in calendar years 2001 or 2002 or from January 1, 2003 to the Closing Date.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

     "Indemnified Party" has the meaning given in Section 10.5(a).

     "Indemnifying Party" has the meaning given in Section 10.5(a).

     "Independent Contractor" has the meaning given in Section 7.1(a).

     "Initial Seller Proration Amount" has the meaning given in Section 2.4(d).

     "Initial Working Capital Adjustment" has the meaning given in Section 2.5.

     "Inspection" has the meaning given in Section 6.2(a).

     "Insurance Proceeds" has the meaning given in Section 1.1(s).

     "Intellectual Property" shall mean all of the following owned or used by Seller in connection with the Business: (i) trademarks, service marks, trade names, logos, designs and symbols and all goodwill associated therewith, and all registrations and applications pertaining to the foregoing; (ii) patents, patent applications, patentable inventions, technology and software (including source code, object code, development documentation, programming tools, drawings, specifications); (iii) trade secrets; (iv) registered and material unregistered copyrights in all works, including software programs; (v) confidential information, customer data and database rights; (vi) Internet Web sites, domain name registrations and all of (i) through (v) above used in

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connection with or contained in all versions of such Internet Web sites; (vii)
all rights under agreements relating to any of the foregoing; (viii) books and records pertaining to any of the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

     "Intellectual Property Rights" has the meaning given in Section 1.1(c).

     "Inventoried Vehicles" has the meaning given in Section 8.4(a).

     "Inventory" means all inventories maintained in the ordinary course of the operation of the Business, including liquor, food and beverage, other saleable goods, linen, uniforms, utensils, chinaware, glassware, silverware, guest amenities and office supplies.

     "Land" has the meaning given in Section 1.1(a).

     "Law" means any federal, state or local statute, law, ordinance, order, rule or regulation or any common law right or obligation, including, without limitation, the Gaming Laws.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, lien, security interest or other encumbrance of any kind.

     "Losses" has the meaning given in Section 10.2(a).

     "Material Adverse Effect" means any event, circumstance, occurrence, fact, condition, change or effect that would reasonably be expected to be materially adverse to the business, results of operations or condition (financial or otherwise) of the Business, the Property and the Hotel taken as a whole. For purposes of this definition, an effect shall be deemed "materially adverse" if it is in excess of Twenty Eight Million Dollars ($28,000,000) in the aggregate (i.e., when taken together with all other matters that are modified by the terms "material" or "Material Adverse Effect" herein). However, the following conditions and events are not, and shall not, contribute to or result in a Material Adverse Effect: (i) any condition or event which adversely affects the gaming industry generally or the gaming industry in Nevada; (ii) general economic conditions; (iii) the implementation of California Proposition No. 1A, or the proposal, passage or implementation of any Law or initiative expanding the scope of permissible gaming operations in any western state of the United States;
     (iv) the proposal or passage of any Law or other initiative restricting or adversely affecting the conduct of gaming operations generally; or (v) any outbreak of hostilities or escalation thereof involving the United States or the declaration by the United States of a national emergency or war or any emergency in the geographic area where the Business is operated (including a power outage).

     "Monorail" has the meaning given in Section 6.1(c).

     "Monorail Documents" has the meaning given in Section 6.1(c).

     "Monorail Notes" means the subordinated bonds registered to Seller or its Affiliates in connection with the Monorail.

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     "Multiemployer Pension Plan" means a "multiemployer pension plan," as that term is defined in Section 3(37) of ERISA, to which the Seller contributes for the benefit of Business Employees.

     "New Hilton License Agreement" means an agreement between Buyer and Hilton Hotels and/or CRC, or affiliates thereof, pursuant to which Buyer shall license any of the Hilton Intangible Property and/or assume any of the rights of Seller under the Hilton License Agreement, and containing terms substantially similar to those contained in the Heads of Agreement and such other provisions as the parties thereto may agree.

     "NLRB" has the meaning given in Section 3.12.

     "Nonrepresented Employee" means any Current Business Employee who is not represented by a union.

     "Non-Tax Proration Items" has the meaning given in Section 2.4(a).

     "NRS" means Nevada Revised Statutes, as amended through the date hereof.

     "Operating Equipment" has the meaning given in Section 1.1(r).

     "Outside Date" has the meaning given in Section 9.1(b).

     "Parball" means Parball Corporation, a Nevada corporation.

     "Parent" has the meaning given in the preamble.

     "PBGC" has the meaning given in Section 3.13(b).

     "Permitted Liens" means, whether currently existing or arising after the Execution Date: (i) Liens for Taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings; (ii) mechanics', warehousemens', materialmens', contractors', workmens', repairmens', carriers' and other similar Liens provided that such Liens are bonded over and removed from title; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations provided that such items do not appear on title; and (iv) Liens identified on
Schedule 3.4(a)(ii) of the Disclosure Schedule.

     "Permitted Title Exceptions" means (i) all restrictions, Liens, encumbrances, rights of way and other matters set forth on Schedule 3.4(a)(i) of the Disclosure Schedule; (ii) any state of facts shown on the Existing Survey;
(iii) all presently existing and future Liens of water rates, water meter charges, water frontage charges and sewer Taxes, rents and charges, if any, provided that such items are not due and payable and are apportioned as provided in this Agreement; (iv) any defects or other matters which will be extinguished upon the transfer of the Premises and will not appear on Buyer's Title Policy;
(v) any other matter or thing affecting title to the Premises that Buyer shall have expressly agreed in writing to waive; (vi) any Permitted Liens;

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and (vii) any easements, defects or other matters related to the Monorail, so long as any such items arising or disclosed to Buyer after the Execution Date do not, individually or in the aggregate, materially impact the use or value of the Property; provided, however, that any intentional act of Seller, Parent or any Affiliate of either after the Execution Date shall not in any event be deemed a Permitted Title Exception.

     "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, including, without limitation, a final certificate of occupancy for the Premises.

     "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind, or any combination of the foregoing.

     "Personal Property" has the meaning given in Section 1.1(b).

     "Pre-Closing Balance Sheet" means an estimated balance sheet of the Business as of the Closing Time prepared by Seller.

     "Pre-Closing Period" has the meaning given in Section 6.1.

     "Pre-Closing Reference Working Capital" has the meaning given in Section 2.5(a).

     "Premises" has the meaning given in Section 1.1(a).

     "Prepaid Expenses" has the meaning given in Section 1.1(p).

     "Proceeding" means any action, suit, proceeding, arbitration or Governmental Authority investigation or audit.

     "Proration Items" has the meaning given in Section 2.4(a).

     "Property" has the meaning given in Section 1.1.

     "Purchase Price" has the meaning given in Section 2.1.

     "Real Property Leases" has the meaning given in Section 3.4(e).

     "Reference Balance Sheet" means the October 31, 2003 balance sheet and related data of Seller appended hereto as Exhibit A.

     "Reference Working Capital" means current assets of the Business minus current liabilities of the Business, excluding all Proration Items, calculated in accordance with the methodology set forth in Section 2.6 and in the Reference Balance Sheet, it being agreed and understood that (i) Excluded Liabilities should be excluded from current liabilities and (ii) Excluded Property should be excluded from current assets.

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     "Related Party" means (i) any member of the immediate family of any
Affiliate of Parent or Seller or (ii) any director or officer of Parent or Seller or any Affiliate of Parent or Seller.

     "Retained Employees" has the meaning given in Section 11.1(a).

     "Scheduled Closing Date" has the meaning given in Section 8.1.

     "Second Extended Closing Date" has the meaning given in Section 8.1.

     "Seller" has the meaning given in the preamble.

     "Seller Benefit Plan" has the meaning given in Section 3.13(a).

     "Seller Indemnitees" has the meaning given in Section 10.3.

     "Seller Proration Amount" has the meaning given in Section 2.4(d).

     "Seller 401(k) Plan" has the meaning given in Section 11.6.

     "Seller's Chips and Tokens" has the meaning given in Section 1.1(k).

     "Seller's Knowledge" means, as of any date of determination, the actual knowledge, as of such date, of any of Seller's Representatives.

     "Seller's Liability Cap" is equal to Twenty-Eight Million Dollars ($28,000,000).

     "Seller's Representatives" means only the following persons: Harry Hagerty and Bernard DeLury.

     "Seller's Threshold Amount" is equal to Five Million Six Hundred Fifty-Five Thousand Dollars ($5,655,000).

     "Target Reference Working Capital" means negative Eight Million Seventy-Nine Thousand Four Hundred Seventeen Dollars (-$8,079,417).

     "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

     "Tax Allocation Agreement" means that certain Tax Allocation Agreement and Indemnity Agreement, dated December 31, 1998, between Parent and Hilton Hotels.

     "Tax Proration Items" has the meaning given in Section 2.4(a).

     "Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

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     "Third Extended Closing Date" has the meaning given in Section 8.1.

     "Title Company" has the meaning given in Section 6.13(a).

     "Title Policy" has the meaning given in Section 6.13(a).

     "Transfer Taxes" means all transfer, documentary, sales, use, recording, gains, stamp, registration, value-added and other similar Taxes (including all applicable real property transfer Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transaction contemplated hereby.

     "Transferred Employees" has the meaning given in Section 11.1(a).

     "Treasury Regulations" means the Treasury regulations promulgated under the Code.

     "Unaudited Financial Statements" has the meaning given in Section 3.9.

     "Vehicles" has the meaning given in Section 1.1(m).

     "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local law.

     "Warranties" has the meaning given in Section 1.1(f).

     "Working Capital Adjustment" means the amount (which may be a positive or negative number) that equals (a) the Closing Date Reference Working Capital MINUS (b) the Target Reference Working Capital. Such adjustment shall be calculated in accordance Sections 2.5 and 2.6, of this Agreement.

     Section 13.2. Terms and Usage Generally in this Agreement. The definitions referred to in Section 13.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein as if set forth in full herein. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a "party" are also to its successors and permitted assigns. Unless otherwise expressly provided in this Agreement, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

                            (Signature Page Follows)

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Buyer:                                    Seller:


COLONY RESORTS LVH ACQUISITIONS, LLC      LVH CORPORATION


By:  Colony Resorts LVH Holdings, LLC,    By:      /s/ Wallace R. Barr
     its sole member                             -------------------------------
                                          Name:  Wallace R. Barr
                                          Title: President


By:  Colony Investors VI, L.P, its
     sole member
                                          Parent:


By:  Colony Capital VI, L.P., its
     general partner
                                          PARK PLACE ENTERTAINMENT CORPORATION


By:  Colony GP VI, LLC, its general
     partner


By:      /s/ Nicholas L. Ribis            By:      /s/ Wallace R. Barr
       -------------------------------           -------------------------------
Name:  Nicholas L. Ribis                  Name:  Wallace R. Barr
Title: Authorized Signor                  Title: President and Chief Executive
                                                 Officer


                 SIGNATURE PAGE OF PURCHASE AND SALE AGREEMENT